BRIDGE LOAN CREDIT AGREEMENT

by and among

FIRST LOOK STUDIOS, INC.,
as Borrower

and

PFLM LLC,
as Agent and Lender

and

THE OTHER LENDERS PARTY HERETO
as Lenders

Dated as of March 20, 2006

TABLE OF CONTENTS

Page

SECTION 1. AMOUNTS AND TERMS OF LOANS	1

1.1.	Loans	1
1.2.	Interest	2
1.3.	Fees	3
1.4.	Payments	4
1.5.	Prepayments	4
1.6.	Maturity	5
1.7.	Receipt of Payments	5
1.8.	Loan Accounts	5
1.9.	Capital Adequacy and Other Adjustments	5
1.10.	No Offset, etc.	6

SECTION 2. CONDITIONS TO LOANS	8

2.1.	Conditions to Loans	9

SECTION 3. REPRESENTATIONS AND WARRANTIES	10

3.1.	Organization, Powers, Capitalization and Good Standing	10
3.2.	No Conflict	10
3.3.	Use of Proceeds; Margin Regulations	10
3.4.	Compliance with Laws	11
3.5.	Litigation; Adverse Facts	11

SECTION 4. AFFIRMATIVE COVENANTS	11

4.1.	Compliance With Laws and Contractual Obligations	11
4.2.	Organizational Existence	12
4.3.	Books and Records	12
4.4.	Payment of Taxes	12
4.5.	Further Assurances	12

SECTION 5. [RESERVED]	12

SECTION 6. FINANCIAL MATTERS	12

6.1.	Financial Statements	12

SECTION 7. DEFAULT, RIGHTS AND REMEDIES	12

7.1.	Event of Default	12
7.2.	Acceleration and other Remedies	13
7.3.	Performance by Agent	13
7.4.	Application of Proceeds	14

SECTION 8. ASSIGNMENT AND PARTICIPATION; AGENT	14

8.1.	Assignment	14
8.2.	Agent	17
8.3.	Set Off and Sharing of Payments	21
8.4.	Disbursement of Funds	21

SECTION 9. SECURITY INTERESTS	22

9.1.	Security Interests	22

SECTION 10. MISCELLANEOUS	22

10.1.	Indemnities	22
10.2.	Amendments and Waivers	22
10.3.	Notices	23
10.4.	Failure or Indulgence Not Waiver; Remedies Cumulative	25
10.5.	Marshaling; Payments Set Aside	25
10.6.	Severability	25
10.7.	Lenders' Obligations Several; Independent Nature of Lenders' Rights	25
10.8.	Headings	25
10.9.	Applicable Law	25
10.10.	Successors and Assigns	25
10.11.	No Fiduciary Relationship; Limited Liability	25
10.12.	Construction	26
10.13.	Confidentiality	26
10.14.	CONSENT TO JURISDICTION	27
10.15.	WAIVER OF JURY TRIAL.	27
10.16.	Survival of Warranties and Certain Agreements	27
10.17.	Entire Agreement	27
10.18.	Counterparts; Effectiveness	27

INDEX OF APPENDICES

Annexes

Annex A	-	Definitions
Annex B	-	Pro Rata Shares and Commitment Amounts

Exhibits

Exhibit 1.1(b)	-	Funding Account
Exhibit 1.4	-	Payment Account
Exhibit 2.1(g)(1)	-	Form of Warrant
Exhibit 2.1(g)(2)	-	Form of Amended and Restated Warrant
Exhibit 8.1(a)	-	Form of Assignment and Acceptance

BRIDGE LOAN CREDIT AGREEMENT

           This BRIDGE LOAN CREDIT AGREEMENT is dated as of March 20, 2006 and entered into by and among FIRST LOOK STUDIOS, INC., a Delaware corporation (“Borrower”), the financial institutions who are or hereafter become parties to this Agreement as Lenders (each a “Lender” and, collectively, the “Lenders”), and PFLM, LLC, a Delaware limited liability company (in its individual capacity, “Prentice”), as a Lender and as Agent (“Agent”).

R E C I T A L S:

           WHEREAS, prior to or simultaneously with the execution of this Agreement and the making of the Loans hereunder, Borrower, through a wholly owned subsidiary, is indirectly acquiring substantially all of the assets of Ventura Distribution, Inc. and certain affiliates thereof (collectively, “Ventura”) in accordance with the terms and provisions of the Acquisition Agreement;

           WHEREAS, Borrower desires that Lenders extend various term loans on a bridge basis to Borrower to fund a portion of the Acquisition Transaction and fees and expenses related thereto;

           WHEREAS, it is contemplated that the loans hereunder be repaid with (i) a portion of the net proceeds realized by FLE upon the collection of Ventura accounts receivable and sales of Ventura inventory acquired as part of the Acquisition Transaction and (ii) by third party financing as soon as it is available; and

           WHEREAS, all capitalized terms herein shall have the meanings ascribed thereto in Annex A hereto which is incorporated herein by reference.

           NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower, Lenders and Agent agree as follows:

SECTION 1.
AMOUNTS AND TERMS OF LOANS

           1.1. Loans. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower contained herein:

                     (a) Loan.

                               (i) Subject to the terms and conditions hereof, each Lender agrees, severally and not jointly, to lend to Borrower in a single drawing, on the Closing Date, its pro rata share of the aggregate amount of $17,000,000 (the “Loan”). Amounts borrowed under this Section 1.1(a) and repaid may not be reborrowed. At the request of the applicable Lender, such Lender’s Loans shall be evidenced by promissory notes (as amended, modified, extended, substituted or replaced from time, each a “Note” and, collectively, the “Notes”), and, Borrower shall execute and deliver each Note to the applicable Lender. Each Note shall represent the obligation of Borrower to pay the amount of the applicable Lender’s Commitment, together with interest thereon.

                               (ii) Borrower may prepay the Loan in whole or in part at any time without penalty or premium in accordance with Section 1.5(a).

                               (iii) The aggregate outstanding principal balance of the Loan shall be due and payable in full in immediately available funds on the Termination Date.

                               (iv) Each payment of principal with respect to the Loan shall be paid to Agent for the ratable benefit of each Lender making a Loan, ratably in proportion to each such Lender’s respective Commitment.

                               (v) The Commitments shall terminate at 5:00 p.m. (New York time) on the Closing Date.

                     (b) Funding Authorization. The proceeds of all Loans made pursuant to this Agreement are to be funded by Agent and Lender by wire transfer to the account specified in Exhibit 1.1(b) or such other place as Borrower may from time to time designate in writing.

           1.2. Interest.

                     (a) Borrower shall pay interest to Agent, for the ratable benefit of Lenders, with respect to the Loan made by each Lender, in arrears on the first Business Day of each month, at the rate of eight percent (8%) per annum.

                     (b) If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

                     (c) All computations of Fees calculated on a per annum basis and interest shall be made by Agent on the basis of a 365-day year, in each case for the actual number of days occurring in the period for which such Fees and interest are payable. Each determination by Agent of an interest rate and Fees hereunder shall be presumptive evidence of the correctness of such rates and Fees absent manifest error.

                     (d) So long as an Event of Default has occurred and is continuing under Section 7.1 and without notice of any kind, or so long as any other Event of Default has occurred and is continuing and at the election of Agent (or upon the written request of Requisite Lenders) confirmed by written notice from Agent to Borrower, the interest rates applicable to the Loans shall be increased by four percentage points (4%) per annum above the rates of interest or the rate of such Fee otherwise applicable hereunder (the “Default Rate”), and the outstanding principal balance of the Loans shall bear interest at the Default Rate applicable to such Obligations. Interest at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable upon demand, but in any event, shall be payable on the next regularly scheduled payment date set forth herein for such Obligation.

                     (e) Notwithstanding anything to the contrary set forth in this Section 1.2, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 1.2(a) through (d), unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 1.2(e), a court of competent jurisdiction shall determine by a final, non-appealable order that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Agent shall, to the extent permitted by applicable law, promptly apply such excess to any outstanding Obligations and thereafter shall refund any excess to Borrower or as such court of competent jurisdiction may otherwise order.

           1.3. Fees.

                     (a) Arrangement Fee. Borrower shall pay in cash to Agent an arrangement fee (the “Arrangement Fee”) in the amount of three hundred thousand Dollars ($300,000); such Arrangement Fee shall be payable in its entirety on the Closing Date.

                     (b) Expenses and Attorneys’ Fees. Borrower shall bear all of its own legal and professional fees and expenses. Borrower agrees to promptly pay all reasonable, out-of-pocket fees, charges, costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Agent in connection with any matters contemplated by or arising out of the Loan Documents, in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated herein and in connection with the continued administration of the Loan Documents including any amendments, modifications, consents and waivers. Borrower agrees to promptly pay all reasonable, out-of-pocket fees, charges, costs and expenses (including reasonable fees, charges, costs and expenses of attorneys, auditors, appraisers, consultants and advisors) incurred by Agent in connection with any amendment, waiver or consent with respect to the Loan Documents, Event of Default, work-out or action to enforce Any Loan Document or to collect any payments due from Borrower. In addition, in connection with any work-out or action to enforce any Loan Document or to collect any payments due from Borrower, Borrower agrees to promptly pay all reasonable, out-of-pocket fees, charges, costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by Lenders. All fees, charges, costs and expenses for which Borrower is responsible under this Section 13(b) shall be deemed part of the Obligations when incurred, payable or in accordance with the final sentence of Section 1.4. Pursuant to this Section 13(b), Borrower shall pay a legal fee of two hundred fifty thousand dollars ($250,000) in connection with this transaction to Traub, Bonacquist & Fox LLP at the Closing.

           1.4. Payments. All payments by Borrower of the Obligations shall be without deduction, defense, setoff or counterclaim and shall be made in same day funds and delivered to Agent, for the benefit of Agent and Lenders, as applicable, by wire transfer to the account identified in Exhibit 1.4 (the “Payment Account”) or such other place as Agent may from time to time designate in writing. Borrower shall receive credit on the day of receipt for funds received by Agent by 2:00 p.m. (New York time). In the absence of timely receipt, such funds shall be deemed to have been paid on the next Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and Fees due hereunder.

           1.5. Prepayments.

                     (a) Voluntary Prepayment of Loans. At any time, Borrower may prepay the Loans, in whole or in part, without penalty or premium. Prepayments shall be applied: first, to all accrued but unpaid Agent expenses under Section 1.3(b); second, to all accrued but unpaid Lender expenses under Section 13(b); third, to all accrued and unpaid interest on the Loan; and fourth, to the outstanding principal of the Loan.

                     (b) Mandatory Prepayment Upon Take-Out Financing. Upon the earlier to occur of the following: (i) May 1, 2006, or (ii) a closing under the Take-Out Financing, Borrower shall make a payment to Agent for the ratable benefit of the Lenders in the aggregate amount of five million Dollars ($5,000,000).

                     (c) Additional Mandatory Prepayments. In addition to the payment provided for under Section 1.5(b), Borrower shall prepay the Loan in the following amounts:

(i)	Fifty percent (50%) of the net proceeds realized from the collections of Ventura Accounts Receivable,

plus

(ii)	Fifty percent (50%) of the net proceeds realized from the sale or other disposition of Ventura Inventory;

(hereinafter, the “Ventura Proceeds Sweep”); provided, however, Borrower, Agent and Lenders agree that the Ventura Proceeds Sweep shall not apply to the first one million dollars ($1,000,000) in the aggregate of cash proceeds realized from the Ventura Accounts Receivable and Ventura Inventory and in existence on the Closing Date (the “Ventura Sweep Threshold”), but such sweep shall nevertheless apply to any and all such proceeds (1) in excess of the Ventura Sweep Threshold and (2) realized by the Borrower at any time on or after the Closing Date until the Loans are repaid in full.

           1.6. Maturity. All of the Obligations shall become due and payable as otherwise set forth herein, but in any event all of the remaining Obligations shall become due and payable upon the Termination Date.

           1.7. Receipt of Payments. Borrower shall make each payment under this Agreement not later than 2:00 p.m. (New York time) on the day when due in immediately available funds in Dollars to the Payment Account. For purposes of computing interest and Fees as of any date, all payments shall be deemed received on the first Business Day following the Business Day on which immediately available funds therefor are received in the Payment Account prior to 2:00 p.m. (New York time). Payments received after 2:00 p.m. (New York time) on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

           1.8. Loan Accounts. Agent shall maintain a loan account (the “Loan Account”) on its books to record: the name and federal employer identification number of each Lender, all Loan(s), all payments made by Borrower, and all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations. All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect (other than to the extent of such error) Borrower’s duty to pay the Obligations. Upun request by Borrower, Agent shall render to Borrower a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account for the immediately preceding month. Unless Borrower notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within forty-five (45) days after the date thereof, each and every such accounting shall, absent manifest error, be presumptive evidence of all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrower. Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

           1.9. Capital Adequacy and Other Adjustments. In the event that any Lender shall have determined that the adoption after the date hereof of any law, treaty, govemmental (or quasi governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from any central bank or governmental agency or body having jurisdiction does or shall have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender or any corporation controlling such Lender and thereby reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder, then Borrower shall from time to time within fifteen (15) days after notice and demand from such Lender (together with the certificate referred to in the next sentence and with a copy to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction; provided that if the respective Lender has unreasonably delayed or withheld such notice and demand, the respective Lender shall not be entitled to receive additional payments pursuant to this Section 1.9 for periods occurring prior to the 180th day before the receipt of such notice and demand. A certificate setting forth in reasonable detail the amount of such cost and showing the basis of the computation of such cost submitted by such Lender to Borrower and Agent shall be presumptive evidence of the matters set forth therein.

           1.10. No Offset, etc. All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Agent, for the account of the Lenders or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Agent to receive the same net amount which the Lenders or the Agent would have received on such due date had no such obligation been imposed upon the Borrower (except for any amount deducted or withheld with respect to tax on the income of any Lender and/or Agent). The Borrower will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document. Each Lender and Agent shall reimburse Borrower upon its receipt of a refund from any Charging Authority in respect of a deduction or withholding by the Borrower paid to such Charging Authority and for which the Borrower made such Lender or Agent whole.

           1.11. Taxes.

                     (a) No Deductions; Other Taxes. Any and all payments or reimbursements made hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all Charges, present or future, taxes, levies, imposts, deductions or withholdings, and all liabilities with respect thereto (including any interest, additions to tax or penalties applicable thereto) of any nature whatsoever imposed by any Governmental Authority (“Taxes”), excluding (a) such Taxes to the extent imposed on or measured by Agent’s or a Lender’s net income (and franchise taxes, branch profits taxes, taxes on doing business or other taxes imposed in lieu thereof) as a result of a connection between such Agent or Lender and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection that would not have arisen but for such Agent or Lender having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document) and (b) any United States federal withholding tax that is imposed on amounts payable to a Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender’s failure (other than as a result of a change in law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority) to comply with Section 1.11(c), except to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from Borrower with respect to such withholding tax pursuant to this Section 1.11 (a) (collectively, “Excluded Taxes” and all such non-Excluded Taxes being referred to herein as “Non-Excluded Taxes”). If Borrower shall be required by law to deduct any Non-Excluded Taxes or Other Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender or Agent, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable pursuant to this Section 1.11), such Lender or Agent receives an amount equal to the sum it would have received had no such deductions been made. If any amounts are payable in respect of Non-Excluded Taxes or Other Taxes pursuant to the preceding sentence, Borrower agrees to reimburse each Lender or Agent, upon the written request of such Lender or Agent and reasonable documentation of such amounts, for any net additional taxes imposed on or measured by the net income of such Lender or Agent and for any withholding of taxes as such Lender or Agent shall determine are payable in respect of such amounts so paid to or on behalf of such Lender or Agent pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender or Agent pursuant to this sentence. All required deductions shall be withheld and timely paid over to the relevant Governmental Authority in accordance with applicable law. In addition, Borrower agrees to timely pay to the relevant Governmental Authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any other Loan Document or from the execution, delivery, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Document (“Other Taxes”).

                     (b) Changes in Tax Laws. In the event that, after the date hereof (or in the case of an assignee or participant, the date of the relevant assignment or sale of a participation), (1) any changes in any existing law, regulation, treaty or directive or in the administration, interpretation or application thereof, (2) any new law, regulation, treaty or directive enacted or any administration, interpretation or application thereof, or (3) compliance with any request, guideline or directive (whether or not having the force of law) from any Governmental Authority:

                               (i) does or shall subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement, or any other Loan Documents or any Loans made hereunder, or change the basis of taxation of payments to Agent or such Lender in respect thereof (except for the imposition of, or any change in the rate of, any Excluded Tax); or

                               (ii) does or shall impose on Agent or any Lender any other condition, cost or expense in connection with the transactions contemplated hereby or participations herein; and the result of any of the foregoing is to increase the cost to Agent or any such Lender of making or continuing any Loan hereunder, as the case may be, or to reduce any amount receivable hereunder or under any other Loan Document, then, in any such case, Borrower shall promptly pay to Agent or such Lender, upon its demand with reasonable documentation thereof, any additional amounts necessary to compensate Agent or such Lender, on an after-tax basis, for such additional cost or reduced amount receivable, as reasonably determined by Agent or such Lender; provided that Agent or such Lender shall not be entitled to any such amounts to the extent that the event giving rise to such additional cost or reduced amount receivable occurred more than 180 days prior to the date such notice and demand is given to Borrower; provided, however, that if the event giving rise to such additional cost or reduced amount receivable has a retroactive effect, then such 180-day period shall be extended to include the period of such retroactive effect. If Agent or such Lender becomes aware that it is entitled to claim any additional amounts pursuant to this Section 1.11(6), it shall promptly notify Borrower of the event by reason of which Agent or such Lender has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or such Lender to Borrower (with a copy to Agent if applicable) shall be presumptive evidence of the amount due, Borrower shall pay Agent or such Lender, as the case may he, the amount shown due on any such certificate within ten (10) days after the receipt thereof.

                     (c) Foreign Lenders. Prior to becoming a Lender under this Agreement and within fifteen (15) days after a reasonable written request of Borrower or Agent from time to time thereafter, each such Person or Lender that is not in each case a “United States person” (as such term is defined in IRC Section 7701(a)(30)) for U.S. federal income tax purposes (a “Foreign Lender”) shall provide to Borrower and Agent, if it is legally entitled to, a properly completed and executed IRS Form W-8BEN or Form W-8ECI or other applicable form, certificate or document prescribed by the IRS, certifying as to such Foreign Lender’s entitlement to an exemption from, or reduction in, United States withholding tax with respect to payments to be made to such Foreign Lender under this Agreement and under the Notes (a “Certificate of Exemption”).

                     (d) Indemnification. Borrower will indemnify each Lender and Agent for the full amount of Non-Excluded Taxes and Other Taxes (including any Non-Excluded Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 1.11) paid by such Lender or Agent, as the case may be, and any liability (including penalties, interest and expenses, including reasonable attorney’s fees and expenses) arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payments or liabilities submitted by Lender or Agent to Borrower (with a copy to Agent if applicable) shall be presumptive evidence of the amount due. Borrower shall pay Agent or such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after the receipt thereof.

                     (e) Evidencing of Payments. As soon as practicable after any payment of Non-Excluded Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

SECTION 2.
CONDITIONS TO LOANS

           The obligations of Lenders to make Loans are subject to satisfaction of all of the applicable conditions set forth below.

           2.1. Conditions to Loans. No Lender shall be obligated to make any Loan on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner reasonably satisfactory to Agent, or waived in writing by Agent.

                     (a) Bridge Loan Credit Agreement; Loan Documents. This Agreement or counterparts hereof shall have been duly executed by, and delivered to Borrower, Agent and Lenders; and Agent shall have received such documents, instruments, and agreements as Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, each in form and substance reasonably satisfactory to Agent.

                     (b) Approvals. Agent shall have received (i) satisfactory evidence that Borrower has obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Related Transactions or (ii) an officer’s certificate in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals are required.

                     (c) Payment of Fees. Borrower shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 1.3, and shall have reimbursed Agent for all fees, costs and expenses of closing presented as of the Closing Date.

                     (d) Henry Winterstern, William Lischak and Chris Cooney (collectively, the “Management Executives”) shall have entered into amendments to their respective employment agreements with the Borrower as follows: (i) a reduction of the annual salaried cash compensation payable to (x) Henry Winterstern by an amount equal to $100,000, (y) William Lischak by an amount equal to $50,000, and (z) Chris Cooney to provide that said salary shall be reduced from $250,000 to an amount equal to $0.00, and (ii) any and all amounts deferred under clause (i) above, bonus or other compensation payable to the Management Executives under their respective employment agreements shall be accrued and payable to the Management Executives at the later of (x) the date that the Loans and all other obligations arising under or in connection herewith are paid in full to the Lenders, and the Lenders’ respective commitments are terminated and (y) the dates for such payments otherwise set faith in the Management Executives’ respective employment agreements.

                     (e) There shall have been no Material Adverse Effect to the business, operations, assets, properties, liabilities, profits, prospects or financial position of the Borrower or any Guarantor, as determined by the Agent in its reasonable discretion.

                     (f) The Guarantors shall each have executed and delivered to Agent the Guaranty Agreement and Guarantor Security Agreement, each which shall be in form and substance reasonably satisfactory to Agent.

                     (g) Borrower shall have issued to Prentice the Warrant in the form annexed hereto as Exhibit 2.1(g)(1); provided, however, Borrower, Agent and the Lenders agree that in the event Borrower either (x) repays an amount equal to not less than four million Dollars ($4,000,000) in respect of the Loan on or before the date that is sixty (60) days after the Closing Date, or (y) repays the entire outstanding amount of the Loan and all other Obligations outstanding under this Agreement on or before the date that is ninety (90) days after the Closing Date, the Warrant shall be cancelled and Borrower shall re-issue to Prentice in its place and stead the Amended and Restated Warrant in the form annexed hereto as Exhibit 2.1(g)(2).

SECTION 3.
REPRESENTATIONS AND WARRANTIES

           To induce Agent and Lenders to enter into the Loan Documents, to make Loans, Borrower represents, warrants and covenants to Agent and each Lender that the following statements are and, after giving effect to the Related Transactions, will (with respect to Sections 3.1 through 3.5) remain true, correct and complete in all material respects until the Termination Date with respect to Borrower and its Subsidiaries:

           3.1. Organization, Powers, Capitalization and Good Standing.

                     (a) Organization and Powers. Borrower and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and qualified to do business in all states where such qualification is required except where failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect. Borrower and each of its Subsidiaries has all requisite organizational power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted except where the failure to have such power or authority could not reasonably be expected to have a Material Adverse Effect, to enter into each Loan Document and Related Transactions Document to which it is a party and to incur the Obligations and carry out the Related Transactions.

                     (b) Binding Obligation. This Agreement is, and the other Loan Documents and Related Transactions Documents when executed and delivered will be, the legally valid and binding obligations of Borrower, each enforceable against Borrower, in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and the effects of general principles of equity.

           3.2. No Conflict. The consummation of the Related Transactions does not and will not violate or conflict with any laws, rules, regulations or orders of any Governmental Authority or violate, conflict with, result in a breach of, or constitute a default (with due notice or lapse of time or both) under any Contractual Obligation or organizational documents of Borrower or any of its Subsidiaries except if such violations, conflicts, breaches or default have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

           3.3. Use of Proceeds; Margin Regulations.

                     (a) Borrower has executed and delivered or filed, as applicable, all documents that are necessary, if any, in order for the Lenders to comply with the provisions of Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

                     (b) Borrower shall utilize the proceeds of the Loans solely for the Acquisition (and to pay any related transaction expenses).

                     (c) Neither Borrower nor any of its Subsidiaries is subject to regulation as (i) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (ii) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

           3.4. Compliance with Laws. Borrower represents and warrants that it (i) is in compliance and each of its Subsidiaries is in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56) and the obligations, covenants and conditions contained in all Contractual Obligations other than those laws, rules, regulations, orders and provisions of such Contractual Obligations the noncompliance with which would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (ii) maintains and each of its Subsidiaries maintains all licenses, qualifications and permits referred to above other than any failure to maintain which would not reasonably be expected to have a Material Adverse Effect.

           3.5. Litigation; Adverse Facts. There are no judgments outstanding against Borrower or any of its Subsidiaries or affecting any property of Borrower or any of its Subsidiaries as of the Closing Date, nor is there any Litigation pending, or to the best knowledge of Borrower threatened, against Borrower or any of its Subsidiaries, in each case which would reasonably be expected to result in any Material Adverse Effect.

SECTION 4.
AFFIRMATIVE COVENANTS

           Borrower agrees that from and after the date hereof and until the Termination Date:

           4.1. Compliance With Laws and Contractual Obligations. Borrower will (a) comply with and shall cause each of its Subsidiaries to comply with (i) the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, material laws, rules, regulations and orders relating to taxes, employer and employee contributions, securities, employee retirement and welfare benefits, environmental protection matters and employee health and safety) as now in effect and which may be imposed in the future in all jurisdictions in which Borrower or any of its Subsidiaries is now doing business or may hereafter be doing business and (ii) the obligations, covenants and conditions contained in all Contractual Obligations of such Borrower or any of its Subsidiaries other than, in the case of clauses (i) and (ii) above, the noncompliance with which would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (b) maintain or obtain and shall cause each of its Subsidiaries to maintain or obtain all licenses, qualifications and permits now held or hereafter required to be held by Borrower or any of its Subsidiaries, for which the loss, suspension, revocation or failure to obtain or renew, would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. This Section 4.1 shall not preclude Borrower or its Subsidiaries from contesting any taxes or other payments, if they are being diligently contested in good faith in a manner which stays enforcement thereof and if appropriate expense provisions have been recorded in conformity with GAAP.

           4.2. Organizational Existence. Borrower will and will cause its material Subsidiaries to at all times preserve and keep in full force and effect its organizational existence and all rights and franchises material to its business.

           4.3. Books and Records. Borrower shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are rnade in accordance with GAAP.

           4.4. Payment of Taxes. Borrower shall timely pay and discharge (or cause to be paid and discharged) all material taxes, assessments and governmental and other charges or levies imposed upon it or upon its income or profits, or upon property belonging to it; provided that Borrower shall not be required to pay any such tax, assessment, charge or levy that is being contcsted in good faith by appropriate proceedings and for which the affected Borrower shall have set aside on its books adequate reserves with respect thereto in conformance with GAAP.

           4.5. Further Assurances. Borrower will cooperate with the Lenders and the Agent and execute such further instruments and documents as the Lenders or the Agent shall reasonably request to carry out to their reasonable satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

SECTION 5.
[RESERVED]

SECTION 6.
FINANCIAL MATTERS

           6.1. Financial Statements. Borrower agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Lenders, if requested, the Financial Statements, notices and other information at the times, to the Persons and in a manner reasonably satisfactory to Agent.

SECTION 7.
DEFAULT, RIGHTS AND REMEDIES

           7.1. Event of Default. “Event of Default” shall mean the occurrence or existence of any one or more of the following:

                     (a) Payment. (1) Failure to pay any installment or other payment of principal of any Loan when due, or (2) failure to pay, any interest or Fees on any Loan or any other amount due under this Agreement (including, without limitation, the Arrangement Fee) or any of the other Loan Documents; or

                     (b) Involuntary Bankruptcy; Appointment of Receiver, Etc. (1) A court enters a decree or order for relief with respect to Borrower in an involuntary case under the Bankruptcy Code, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (2) the continuance of any of the following events for forty-five (45) days unless dismissed, vacated, bonded or discharged: (a) an involuntary case is commenced against Borrower, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower, or over all or a substantial part of its property, is entered; or (c) a receiver, trustee or other custodian is appointed without the consent of Borrower, for all or a substantial part of the property of Borrower; or

                     (c) Voluntary Bankruptcy: Appointment of Receiver, Etc. (1) Borrower commences a voluntary case under the Bankruptcy Code, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) Borrower makes any assignment for the benefit of creditors; or (3) the Board of Directors of Borrower adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 7.1(c); or

                     (d) Dissolution. Any order, judgment or decree is entered against Borrower decreeing the dissolution or split up of Borrower and such order remains undischarged or unstayed for a period in excess of fifteen (15) days; or

                     (e) Invalidity of Loan Documents. Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or Borrower denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect; or

                     (f) Failure of Acquisition Transaction to Consummate. The Acquisition Transaction fails to be consummated on or prior to March 20, 2006.

           7.2. Acceleration and other Remedies. Upon the occurrence of any Event of Default described in Sections 7.1(a), 7.1(b) or 7.1(c), all of the Obligations, shall automatically become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived by Borrower. Upon the occurrence and during the continuance of any other Event of Default, Agent may by written notice to Borrower (a) declare all or any portion of the Loans and all or any portion of the other Obligations to be, and the same shall forthwith become, immediately due and payable together with accrued interest thereon, and (b) exercise any other remedies which may be available under the Loan Documents or applicable law.

           7.3. Performance by Agent. If Borrower fails to perform any covenant, duty or agreement contained in any of the Loan Documents which failure constitutes an Event of Default, Agent may perform or attempt to perform such covenant, duty or agreement on behalf of Borrower after the expiration of any cure or grace periods set forth herein. In such event, Borrower shall, at the request of Agent, promptly pay any amount reasonably expended by Agent in such performance or attempted performance to Agent, together with interest thereon at the highest rate of interest in effect upon the occurrence of an Event of Default as specified in Section 1.2(d) from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly agreed that Agent shall not have any liability or responsibility for the performance of any obligation of Borrower under this Agreement or any other Loan Document.

           7.4. Application of Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of Borrower, and Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default.

SECTION 8.
ASSIGNMENT AND PARTICIPATION; AGENT

           8.1. Assignment.

                     (a) Conditions to Assignment by Lenders. Except as provided herein, each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment, and the same portion of the Loans at the time owing to it, the Notes held by it; provided that (i) the Agent and, if no Event of Default have occurred and be continuing, the Borrower shall have given its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations hereunder, (iii) each assignment shall be in an amount that is at least equal to $1,000,000, and (iv) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of Exhibit 8.1(a) hereto (an “Assignment and Acceptance”), together with any Notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder, and (B) the assigning Lender shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in Section 8.1(c), be released from its obligations under this Agreement. Notwithstanding the foregoing, no consent shall be required hereunder for any assignment resulting from the acquisition of any Lender by another financial institution.

                     (b) Certain Representations and Warranties; Limitations; Covenants. By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:

                               (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Lender makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage;

                               (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrower and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;

                               (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent Financial Statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

                               (iv) such assignee will, independently and without reliance upon the assigning Lender, the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

                               (v) such assignee represents and warrants that it is an Eligible Assignee;

                               (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

                               (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender; and

                               (viii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance.

                     (c) Register. The Agent shall maintain a copy of each Assignment and Acceptance delivered to them and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and as applicable, the Commitment or the Commitment Percentage of, and principal amount of the Loans, owing to the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice.

                     (d) New Notes. Upon their receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Lenders (other than the assigning Lender). Within five (5) Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note or Notes to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Acceptance and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note or Notes to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be substantially in the form of the assigned Notes. The surrendered Notes shall be canceled and returned to the Borrower.

                     (e) Participations. Each Lender may sell participations to one or more banks or other entities in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) each such participation shall be in an amount of not less than $!,000,000.00, (b) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder to the Borrower and (c) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Commitment of such Lender as it relates to such participant or extend any regularly scheduled payment date for principal or interest or any scheduled payment.

                     (f) Disclosure. The Borrower agrees that, in addition to disclosures made in accordance with standard and customary banking practices, any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder; provided that such assignees or participants or potential assignees or participants shall agree (a) to treat in confidence such information unless it otherwise becomes public knowledge, (b) not to disclose such information to a third party, except as required by law or legal process, and (c) not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation.

                     (g) Assignee or Participant Affiliated with the Borrower. If any assignee Lender is an Affiliate of the Borrower (other than Prentice), then any such assignee Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents, and the determination of the Requisite Lenders shall for all purposes of this Agreement and the other Loan Documents be made without regard to such assignee Lender’s interest in any of the Loans. If any Lender sells a participating interest in any of the Loans to a participant, and such participant is the Borrower or an Affiliate of the Borrower (other than Prentice), then such transferor Lender shall promptly notify the Agent of the sale of such participation. A transferor Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents to the extent that such participation is beneficially owned by the Borrower or any Affiliate of the Borrower (other than Prentice), and the determination of the Requisite Lenders shall for all purposes of this Agreement and the other Loan Documents be made without regard to the interest of such transferor Lender in the Loans.

                     (h) Miscellaneous Assignment Provisions. Any assigning Lender shall retain its rights to be indemnified pursuant to Section 10.1 with respect to any claims or actions arising prior to the date of such assignment. If any assignee Lender is not incorporated under the laws of the United States of America or any state thereof, it shall, prior to the date on which any interest or fees are payable hereunder or under any of the other Loan Documents for its account, deliver to the Borrower and the Agent certification as to its exemption from deduction or withholding of any United States federal income taxes. Anything contained in this Section 8.1 to the contrary notwithstanding, any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Notes) to any of the twelve Federal Reserve Lenders organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

                     (i) Assignment by Borrower. The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Lenders.

           8.2. Agent.

                     (a) Appointment. Each Lender hereby designates and appoints Prentice as its Agent under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes Agent to execute and deliver the Loan Documents and to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders subject to the requirement that certain of Lenders’ consent be obtained in certain instances as provided in this Section 8.2 and Section 10.2. The provisions of this Section 8.2 are solely for the benefit of Agent and Lenders and Borrower shall not have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower. Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

                     (b) Nature of Duties. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Loan Documents, express or implied, is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of Borrower in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of Borrower, and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than as expressly required herein). If Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Agent, shall send notice thereof to each Lender. Agent shall promptly notify each Lender any time that the Requisite Lenders have instructed Agent to act or refrain from acting pursuant hereto.

                     (c) Rights, Exculpation, Etc. Neither Agent nor any of their respective officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that Agent shall be liable to the extent of its own gross negligence or willful misconduct as determined by a final non-appealable order by a court of competent jurisdiction. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them). In no event shall Agent be liable for punitive, special, consequential, incidental, exemplary or other similar damages. In performing its functions and duties hereunder, Agent shall exercise the same care which it would in dealing with loans for its own account, but neither Agent nor any of its respective agents or representatives shall be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the Loan Documents or the transactions contemplated thereby, or for the financial condition of Borrower. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of Borrower, or the existence or possible existence of any Default or Event of Default. Agent may at any time request instructions from Requisite Lenders or all affected Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Agent is permitted or required to take or to grant. If such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Requisite Lenders or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders or all affected Lenders, as applicable; and, notwithstanding the instructions of Requisite Lenders or all affected Lenders, as applicable, Agent shall have no obligation to take any action if it believes, in good faith, that such action is deemed to be illegal by Agent or exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with Section 8.2(e).

                     (d) Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any written or oral notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, fax or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder. Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by Agent in its sole discretion.

                     (e) Indemnification. Lenders will reimburse and indemnify Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, attorneys’ fees and expenses), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in its capacity as such in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by Agent in its capacity as such under this Agreement or any of the Loan Documents, in proportion to each Lender’s pro rata share, but only to the extent that any of the foregoing is not reimbursed by Borrower; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from Agent’s gross negligence or willful misconduct as determined by a final non-appealable order by a court of competent jurisdiction. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by the Requisite Lenders or such other portion of the Lenders as shall be prescribed by this Agreement until such additional indemnity is furnished. The obligations of Lenders under this Section 8.2(e) shall survive the payment in full of the Obligations and the termination of this Agreement.

                     (f) Prentice (or any successor Agent) Individually. With respect to its Commitments hereunder, Prentice (or any successor Agent) shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Requisite Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include Prentice (or any successor Agent) in its individual capacity as a Lender or one of the Requisite Lenders. Prentice (or any successor Agent), either directly or through strategic affiliations, may lend money to, acquire equity or other ownership interests in, provide advisory services to and generally engage in any kind of banking, trust or other business with Borrower as if it were not acting as Agent and/ pursuant hereto and without any duty to account therefor to Lenders. Prentice (or any successor Agent), either directly or through strategic affiliations, may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

                     (g) Successor Agent.

                               (i) Resignation. Agent may resign from the performance of all its agency functions and duties hereunder at any time by giving at least thirty (30) Business Days’ prior written notice to Borrower and Lenders. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clause (ii) below or as otherwise provided in clause (ii) below.

                               (ii) Appointment of Successor. Upon any such notice of resignation pursuant to clause (i) above, Requisite Lenders shall appoint a successor Agent which. unless an Event of Default has occurred and is continuing, shall be subject to Borrower’s approval (which shall not be unreasonably withheld or delayed). If a successor Agent shall not have been so appointed within the thirty (30) Business Day period referred to in clause i above, the retiring Agent, upon notice to Borrower, shall then appoint a successor Agent who shall serve as Agent until such time, if any, as Requisite Lenders appoint a successor Agent as provided above.

                               (iii) Successor Agent. Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent’s resignation as Agent, the provisions of this Section 8.2 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it in its capacity as Agent.

                     (h) Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and Fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Agent will use reasonable efforts to notify each Lender of its receipt of any such notice, unless such notice is with respect to defaults in the payment of principal, interest and fees, in which case Agent will notify each Lender of its receipt of such notice. Agent shall take such action with respect to such Default or Event of Default as may be requested by requisite Lenders in accordance with Section 7. Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

                     (i) Lender Actions. Each Lender agrees that it will not take any enforcement action, nor institute any actions or proceedings, with respect to the Loans, against Borrower hcreunder or under the other Loan Documents without the consent of the Agent or Requisite Lenders. All such enforcement action and proceedings shall be (i) taken in concert and (ii) at the direction of or with the consent of Agent or Requisite Lenders. With respect to any action by Agent to cnfoicc the rights and remedies of Agent and the Lenders under this Agreement and the other Loan Documents, each Lender hereby consents to the jurisdiction of the court in which such action is maintained, and agrees to deliver its Notes to Agent to the extent necessary to enforce the rights and remedies of Agent for the benefit of the Lenders.

                     (j) Agent Reports. Each Lender may from time to time receive one or more reports or other information (each, a “Report”) prepared by or on behalf of Agent (or one or more of Agent’s Affiliates). With respect to each Report, each Lender hereby agrees that:

                               (i) Agent (and Agent’s Affiliates) shall have no duties or obligations in connection with or as a result of a Lender receiving a copy of a Report, which will be provided solely as a courtesy, without consideration. Each Lender will perform its own diligence and will make its own independent investigation of the operations, financial conditions and affairs of Borrower and will not rely on any Report or make any claim that it has done so. In addition, each Lender releases, and agrees that it will not assert, any claim against Agent (or one or more of Agent’s Affiliates) that in any way relates to any Report or arises out of a Lender having access to any Report or any discussion of its contents, and each Lender agrees to indemnify and hold harmless Agent (and Agent’s Affiliates) and their respective officers, directors, employees, agents and attorneys from all claims, liabilities and expenses relating to a breach by a Lender or any of its personnel of this Section 8.2(j) or otherwise arising out of a Lender’s access to any Report or any discussion of its contents;

                               (ii) Each Report may not be complete and certain information and findings obtained by Agent (or one or more of Agent’s Affiliates) regarding the operations and condition of Borrower may not be reflected in each Report. Agent (and Agent’s Affiliates) makes no representations or warranties of any kind with respect to (i) any existing or proposed financing; (ii) the accuracy or completeness of the information contained in any Report or in any other related documentation; (iii) the scope or adequacy of Agent’s (and Agent’s Affiliates’) due diligence, or the presence or absence of any errors or omissions contained in any Report or in any other related documentation; and (iv) any work performed by Agent (or one or more of Agent’s Affiliates) in connection with or using any Report or any related documentation; and

                               (iii) Each Lender agrees to safeguard each Report and any related documentation with the same care which it uses with respect to information of its own which it does not desire to disseminate or publish, and agrees not to reproduce or distribute or provide copies of or disclose any Report or any other related documentation or any related discussions to anyone.

           8.3 Set Off and Sharing of Payments. Subject to Section 8.2(i), in addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, with reasonably prompt subsequent notice to Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (A) balances held by such Lender at any of its offices for the account of Borrower or any of its Subsidiaries (regardless of whether such balances are then due to Borrower or its Subsidiaries), and (B) other property at any time held or owing by such Lender to or for the credit or for the account of Borrower or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Agent. Notwithstanding anything herein to the contrary, the failure to give notice of any set off and application made by such Lender to Borrower shall not affect the validity of such set off and application. Any Lender exercising a right to set off shall deliver the amount so set off to the Agent for application as set forth in Section 7.4 hereof. Borrower agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its pro rata share of the Obligations and upon doing so shall deliver such amount so set off to the Agent for the benefit of all Lenders entitled to share in the amount so set off in accordance with their pro rata shares.

           8.4 Disbursement of Funds. Agent may, on behalf of Lenders, disburse funds to Borrower for Loans requested. Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its pro rata share of any Loan before Agent disburses same to Borrower. If Agent elects to require that each Lender make funds available to Agent prior to a disbursement by Agent to Borrower, Agent shall advise each Lender by telephone or fax of the amount of such Lender’s pro rata share of the Loan requested by Borrower no later than 11:00 a.m. (New York time) on the funding date applicable thereto, and each such Lender shall pay Agent such Lender’s pro rata share of such requested Loan, in same day funds, by wire transfer to Agent’s account on such funding date. If any Lender fails to pay the amount of its pro rata share within one (l) Business Day after Agent’s demand, Agent shall promptly notify Borrower, and Borrower shall immediately repay such amount to Agent. Any repayment required pursuant to this Section 8.4 shall be without premium or penalty. Nothing in this Section 8.4 or elsewhere in this Agreement or the other Loan Documents, including the provisions of Section 8.5, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

SECTION 9.
SECURITY INTEREST

           9.1. Security Interests. Concurrently with the execution and delivery of this Agreement, the Borrower and each Guarantor shall enter into security documentation in form and substance satisfactory to the Agent. Such security documentation shall grant to the Agent on behalf of the Lender a security interest in and to all assets of the Borrower and any Guarantor.

SECTION 10.
MISCELLANEOUS

           10.1. Indemnities. Borrower agrees to indemnify, pay, and hold Agent, each Lender, and their respective Affiliates, officers, directors, employees, agents, and attorneys (the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs and expenses (including all reasonable fees and expenses of counsel to such Indemnitees) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Indemnitee as a result of such Indemnitees being a party to this Agreement or the transactions consummated pursuant to this Agreement or otherwise relating to any of the Loan Documents or Related Transactions; provided, that Borrower shall have no obligation to an Indemnitee hereunder with respect to liabilities to the extent resulting from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction. If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

           10.2. Amendments and Waivers.

                     (a) Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower, and by Requisite Lenders, or all affected Lenders, as applicable. Except as set forth in clauses b and (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

                     (b) No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 2.2 to the making of any Loan shall be effective unless the same shall be in writing and signed by Agent, Requisite Lenders and Borrower. Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of Loans set forth in Section 2.2 unless the same shall be in writing and signed by Agent. Requisite Lenders and Borrower.

                     (c) No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender directly affected thereby: (i) increase the principal amount, or postpone or extend the scheduled date of expiration, of any Lender’s Commitment (which action shall be deemed only to affect all Lenders); (ii) reduce the principal of, rate of interest on (other than any determination or waiver to charge or not charge interest at the Default Rate) or Fees payable with respect to any Loan; (iii) extend any scheduled payment date or final maturity date of the principal amount of any Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender (which action shall be deemed to only affect those Lenders to whom such payments are to be made); (v) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder (which action shall be deemed to affect all Lenders); and (vi) [reserved]; (viii) amend or waive this Section 10.2, Section 1.5, or the definitions of the term “Requisite Lenders” insofar as such definitions affect the substance of this Section 10.2. Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent under this Agreement or any other Loan Document shall be effective unless in writing and signed by Agent in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

           10.3. Notices.

                     (a) Addresses. All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and mailed, telecopied or delivered to any party hereto addressed to the respective party as set forth below and otherwise to the party to be notified at its address specified opposite its name on the signature page of any applicable Assignment and Acceptance.

                     Notices shall be addressed as follows:

If to Borrower:	First Look Studios, Inc. 8000 Sunset Boulevard Suite B310 Los Angeles, California 90046 Attn: William F. Lischak Fax: (323) 337-1061

With a copy to:	Stroock & Stroock & Lavan LLP 2029 Century Park East Los Angeles, California 90067 Attn: Schuyler M. Moore, Esq. Fax: (310) 556-5959

If to Agent or Prentice:	PFLM, LLC c/o Prentice Capital Management, L.P. 623 Fifth Avenue, 32nd Floor New York, New York 10022 Attn: Michael Weiss Fax: (212) 756-1480

With a copy to:	Traub, Bonacquist & Fox LLP 655 Third Avenue New York, New York 10017 Attn: Steven E. Fox, Esq. Fax: (212) 476-4787

If to a Lender:	To the address set forth on the signature page hereto or in the applicable Assignment and Acceptance

                     (b) Effectiveness. All communications described in clause a above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, when deposited in the mails and, (iv) if delivered by facsimile, upon sender’s receipt of confirmation of proper transmission, provided, however, that no communications to the Agent pursuant to Section 2 or Section 8 shall be effective until received by the Agent.

           10.4. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of Agent, or any Lender to exercise, nor any partial exercise of, any power, right or privilege hereunder or under any other Loan Documents shall impair such power, right, or privilege or be construed to be a waiver of any Default or Event of Default. All rights and remedies existing hereunder or under any other Loan Document are cumulative to and not exclusive of any rights or remedies otherwise available.

           10.5. Marshaling; Payments Set Aside. The Agent and the Lenders shall not be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that Borrower makes payment(s) or Agent or any Lender exercises its right of set-off, and such payment(s) or the proceeds of such set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone (whether as a result of any demand, litigation, settlement or otherwise), then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

           10.6. Severability. The invalidity, illegality, or unenforceability in any jurisdiction of any provision under the Loan Documents shall not affect or impair the remaining provisions in the Loan Documents.

           10.7. Lenders’ Obligations Several; Independent Nature of Lenders’ Rights. The obligation of each Lender hereunder is several and not joint and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. In the event that any Lender at any time should fail to make a Loan as herein provided, the Lenders, or any of them, at their sole option, may make the Loan that was to have been made by the Lender so failing to make such Loan. Nothing contained in any Loan Document and no action taken by Agent or any Lender pursuant hereto or thereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt.

           10.8. Headings. Section and subsection headings are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes or be given substantive effect.

           10.9. Applicable Law. THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS WHICH DOES NOT EXPRESSLY SET FORTH APPLICABLE LAW SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

           10.10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns except that Borrower may not assign its rights or obligations hereunder without the written consent of all Lenders and any such purported assignment without such written consent shall be void.

           10.11. No Fiduciary Relationship; Limited Liability. No provision in the Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty owing to Borrower by Agent or any Lender. Borrower agrees that neither Agent nor any Lender shall have liability to Borrower (whether sounding in tort, contract or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless and to the extent that it is determined that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought as determined by a final non-appealable order by a court of competent jurisdiction. Neither Agent nor any Lender shall have any liability with respect to, and Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

           10.12. Construction. Agent, each Lender, and Borrower acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by Agent, each Lender and Borrower.

           10.13. Confidentiality. Until the Termination Date, Agent and each Lender agree to exercise their best efforts to keep confidential any non-public information delivered pursuant to the Loan Documents and identified as such by Borrower and not to disclose such information to Persons other than to potential assignees or participants to any Affiliate of, or Persons employed by or engaged, by Agent, a Lender or any of their respective Affiliates, or a Lender’s assignees or participants including attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services. The confidentiality provisions contained in this Section 10.13 shall not apply to disclosures (i) required to be made by Agent, or any Lender to any regulatory or governmental agency or pursuant to law, rule, regulations or legal process or (ii) consisting of general portfolio information that does not specifically identify Borrower. Agent may provide to industry trade organizations information with respect to the Credit Facility that is necessary and customary for inclusion in league table measurements. The obligations of Agent and Lenders under this Section 10.13 shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the date hereof. Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated by this Agreement, shall not apply to the federal tax structure or federal tax treatment of the transactions contemplated by this Agreement, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the federal tax structure and federal tax treatment of the transactions contemplated by this Agreement. The preceding sentence is intended to cause the transaction contemplated by this Agreement to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the IRC, and shall be construed in a manner consistent with such purpose. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the federal tax structure of the transaction contemplated by this Agreement or any federal tax matter or federal tax idea related to the transaction contemplated by this Agreement.

           10.14. CONSENT TO JURISDICTION. BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN NEW YORK COUNTY, STATE OF NEW YORK AND IRREVOCABLY AGREE THAT, SUBJECT TO AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

           10.15. WAIVER OF JURY TRIAL. BORROWER, AGENT, AND EACH LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. BORROWER, AGENT, AND EACH LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. BORROWER, AGENT, AND EACH LENDER WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

           10.16. Survival of Warranties and Certain Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loans, and the execution and delivery of the Notes, if any. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower for indemnification shall survive the repayment of the Obligations and the termination of this Agreement.

           10.17 Entire Agreement. This Agreement, the Notes, if any, and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior commitments, agreements, representations, and understandings, whether oral or written, relating to the subject matter hereof, and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. All Exhibits, and Annexes referred to herein are incorporated in this Agreement by reference and constitute a part of this Agreement.

           10.18 Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one in the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto. Delivery of an executed counterpart of this Agreement by telecopier shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

           Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

FIRST LOOK STUDIOS, INC.,
As Borrower

By: /s/ William Lischak
          Name: William Lischak
          Its: President

PFLM, LLC,
As Lender and Agent

By: Prentice Capital Management, L.P.,
       As Manager

By:
Its Duly Authorized Signatory

           Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

FIRST LOOK STUDIOS, INC., As Borrower By: Name: Its: PFLM, LLC, As Lender and Agent By: Prentice Capital Management, L.P., As Manager By: Its Duly Authorized Signatory

ANNEX A
to
BRIDGE LOAN CREDIT AGREEMENT

DEFINITIONS

                     Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings and all references to Sections, Exhibits, or Annexes in the following definitions shall refer to Sections, Exhibits, or Annexes of or to the Agreement:

                     Acquisition means the acquisition of all or substantially all of the assets and interests of Ventura Distribution, Inc. by Borrower, either directly or indirectly through FLE, pursuant to the terms of the Acquisition Transaction.

                     Acquisition Agreement means that certain Asset Purchase Agreement, dated as of March 20, 2006, among FLE, as purchaser, Steven M. Spector, as seller, solely in his capacity as the assignee for the benefit of the creditors of the Debtors, and the Debtors, together with all Schedules and Exhibits attached thereto.

                     Acquisition Transaction means that certain asset purchase and sale transaction provided for under the Acquisition Agreement.

                     Affiliate means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, and (c) each of such Person’s officers, directors, joint venturers and partners. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or politics, whether through the ownership of voting securities, by contract or otherwise.

                     Agent means Prentice in its capacity as Agent for Lenders or a successor agent.

                     Agreement means this Bridge Loan Credit Agreement (including all annexes and exhibits hereto).

                     Amended and Restated Warrant means, subject to the satisfaction of the conditions set forth in Section 2.1(g), a certain amended and restated warrant issued in favor of Prentice allowing it to purchase 4,000,000 shares of common stock of Borrower at a per share exercise price of $0.70, which warrant shall be exercisable for a term of five (5) years from the Closing Date, which warrant shall be deemed to amend, restate and supercede the Warrant upon its issuance.

                     Arrangement Fee has the meaning ascribed to it in Section 1.3(a).

                     Assignment and Acceptance has the meaning ascribed to it in Section 8.1(a).

                     Bankruptcy Code means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. or other applicable bankruptcy, insolvency or similar laws.

                     Borrower has the meaning ascribed to it in the Preamble to the Agreement.

                     Business Day means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

                     Certificate of Exemption has the meaning ascribed to it in Section 1.11(c).

                     Charges means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including premiums and other amounts owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Obligations, (b) the employees, payroll, income or gross receipts of Borrower, (c) Borrower’s ownership or use of any properties or other assets, or (d) any other aspect of Borrower’s business.

                     Closing Date means March 20, 2006.

                     Commitment means (a) as to any Lender, the commitment of such Lender to make its pro rata share of the Loans (as set forth on Annex B) in the maximum aggregate amount set forth in Section 1.1(a) or in the most recent Assignment Agreement, if any, executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make the Loans. Commitment with respect to each Loan shall reduce automatically by the amount prepaid or repaid in respect of such Loan (but solely by the amount of such prepayment or repayment allocable to a Lender, for purposes of clause (a) of this definition).

                     Commitment Percentage means, as to any Lender, such Lender’s Commitment Percentage as set forth Annex B to the Agreement or in the most recent Assignment and Acceptance executed by such Lender.

                     Contractual Obligations means, as applied to any Person, any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject including the Related Transactions Documents.

                     Debtors means, collectively, Ventura Distribution, Inc., a California corporation, Ventura Releasing, LLC, and Beauty Salon, LLC, each a California limited liability company, and Ventura Entertainment Enterprises, LLC, Ventura Distribution, LLC, Ventura Entertainment, LLC, Ventura Entertainment Productions, LLC, Housewives Comedy Entertainment, LLC, StudioWorks, LLC, and UrbanWorks, LLC, each a Delaware limited liability company.

                     Default means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

                     Default Rate has the meaning ascribed to it in Section l.2(d).

                     Disbursement Account has the meaning ascribed to it in Section 1.1(c).

                     Dollars or $ means lawful currency of the United States of America.

                     Eligible Assignees means any of (i) a commercial bank or finance company organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000; (ii) any Affiliate or Related Fund of an Agent or Lender; (iii) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with GAAP; (iv) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (v) the central bank of any country which is a member of the OECD; and (vi) if, but only if, any Event of Default has occurred and is continuing, any other bank, insurance company, commercial finance company or other financial institution or other Person approved by the Agent, such approval not to be unreasonably withheld.

                     Event of Default has the meaning ascribed to it in Section 7.1.

                     Excluded Tax has the meaning ascribed to it in Section 1.11(a).

                     Fees means any and all fees payable to Agent or any Lender pursuant to the Agreement or any of the other Loan Documents, including, without limitation, the Arrangement Fee payable pursuant to Section 1.3.

                     Financial Statements means the consolidated and consolidating income statements, statements of cash flows and balance sheets of Borrower and its Subsidiaries in a form reasonably satisfactory to the Lenders.

                     FLE means First Look Entertainment, a California corporation.

                     Foreign Lender has the meaning ascribed to it in Section 1.11(c).

                     GAAP means generally accepted accounting principles in the United States of America, consistently applied.

                     Governmental Authority means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                     Guarantors means, collectively, First Look Artists, Inc., a California corporation, and First Look Entertainment, a California corporation.

                     Guaranty Agreement has the meaning ascribed to it in Section 2.1(f).

                     Guarantor Security Agreement has the meaning ascribed to it in Section 2.1(f).

                     Indemnitees has the meaning ascribed to it in Section 10.1.

                     Investment means (i) any direct or indirect purchase or other acquisition by Borrower or any of its Subsidiaries of any Stock, or other ownership interest in, any other Person, and (ii) any direct or indirect loan, advance or capital contribution by Borrower or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable due from that other Person that are not current assets and did not arise from sales to that other Person in the ordinary course of business.

                     IRC means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

                     Lender or Lenders means PFLM LLC, the other Lenders named on the signature pages of the Agreement, and, if any such Lender shall assign all or any portion of the Obligations, such term shall include any assignee of such Lender who has been assigned the Loans in accordance with Section 8.1(a) of this Agreement.

                     Litigation means the institution of any action, charge, claim, demand, suit, proceeding, petition, governmental investigation, tax audit or arbitration now pending or, to the best knowledge of Borrower and its Subsidiaries after due inquiry, threatened against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries.

                     Loan or Loans has the meaning ascribed to it in Section 1.1(a).

                     Loan Account has the meaning ascribed to it in Section 1.8.

                     Loan Documents means the Agreement, the Notes (if any) and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, Agent or any Lenders (upon the closing of the Loans hereunder) and including all other security interests, pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of Borrower, or any employee of Borrower, and delivered to Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

                     Management Executives has the meaning ascribed to it in Section 2.1(d).

                     Material Adverse Effect means a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of Borrower and its Subsidiaries taken as a whole, (b) Borrower’s ability to pay any of the Loans or any of the other Obligations in accordance with the terms of the Agreement, or (c) Agent’s or any Lender’s rights and remedies under the Agreement and the other Loan Documents. Without limiting the generality of the foregoing, any event or occurrence adverse to the Borrower or its Subsidiaries which results or could reasonably be expected to result in costs and/or liabilities in excess of $500,000 shall constitute a Material Adverse Effect.

                     Maximum Lawful Rate has the meaning ascribed to it in Section 1.2(f).

                     Non-Excluded Taxes has the meaning ascribed to it in Section 1.11(a).

                     Note or Notes has the meaning ascribed to it in Section 1.1(a).

                     Obligations means all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable), including obligations pursuant to interest rate agreements, owing by Borrower to Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against Borrower in bankruptcy, whether or not allowed in such case or proceeding), Fees, charges, expenses, attorneys’ fees and any other sum chargeable to Borrower under the Agreement or any of the other Loan Documents.

                     Other Taxes has the meaning ascribed to it in Section 1.11(a).

                     Payment Account means the account identified in Section 1.4, and any replacement account thereof designated by the Agent.

                     PBGC means the Pension Benefit Guaranty Corporation.

                     Person means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

                     Prentice has the meaning ascribed to it in the Preamble.

                     Register has the meaning ascribed to it in Section 8.1(c).

                     Related Fund means with respect to any Lender or Agent which is a fund that invests in loans, any other such fund managed by the same investment advisor as such Lender or Agent or by an Affiliate of such Lender or Agent or such advisor.

                     Related Transactions means the initial borrowing under the Loan on the Closing Date, the Acquisition, the payment of all Fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.

                     Related Transactions Documents means the Loan Documents and the Acquisition Agreement, and all other agreements or instruments executed in connection with the Related Transactions.

                     Report has the meaning ascribed to it in Section 8.2(j).

                     Requisite Lenders means Lenders having more than 66-2/3% of the Commitments of all Lenders.

                     Stock means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

                     Subsidiary means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of Borrower.

                     Subsequent Financing means a credit facility to be entered into on or after the Closing Date by the Borrower and a third-party lender designated by Borrower (which for these purposes may include D.B. Zwim or such other third party lender reasonably acceptable to Borrower, subject to Agent’s consent, which consent shall not be unreasonably withheld or delayed) for the purpose of, inter alia, repaying a portion of the Loans and providing working capital to Borrower; provided, however, Lender shall be prepared to subordinate the liens and security interests granted it under and pursuant to this Agreement and the Security Agreement in any Borrower Collateral to any such Subsequent Financing upon the condition that such subordination be (a) incorporated in a form of intercreditor agreement between Lender and the third-party lender providing such Subsequent Financing, and (b) the terms and conditions of such of intercreditor agreement must be reasonably satisfactory to Lender; provided, further, that any such lien subordination shall not include (i) any lien or security interest granted by a Guarantor under a Guaranty Agreement and a Guarantor Security Agreement and (ii) the right to receive the ratable portion of the proceeds of the Ventura Accounts Receivable and Ventura Inventory as provided in Section 1.5(c) hereof.

                     Taxes has the meaning ascribed to it in Section 1.11(a).

                     Termination Date means the earliest of (a) March 19, 2007 and (b) the date on which (i) the Loans have been indefeasibly repaid in full, (ii) all other Obligations under the Agreement and the other Loan Documents have been completely discharged, (c) a continuing Event of Default by any Borrower as specified hereunder that has not been waived by Agent, or (d) Agent and Lenders have been released by the Borrower of all claims against Agent and Lenders.

                     Ventura has the meaning ascribed to it in the Recitals.

                     Ventura Accounts Receivable means those certain accounts and accounts receivable acquired by FLE under and pursuant to the Acquisition Agreement.

                     Ventura Inventory means that certain “inventory” (as such term is defined in section 9-109(4) of the Uniform Commercial Code), acquired by FLE under and pursuant to the Acquisition Agreement, and in any event, shall include, without limitation, all inventory, merchandise, goods and other personal property now owned or hereafter acquired by FLE under and pursuant to the Acquisition Agreement which are held for sale or lease or are furnished or are to be furnished under a contract of service or which constitute raw materials, work in process or materials used or consumed or to be used or consumed in FLE’s business, or the processing, packaging, delivery or shipping of the same, and all finished goods acquired by FLE under and pursuant to the Acquisition Agreement.

                     Ventura Proceeds Sweep has the meaning ascribed to it in Section 1.5(c).

                     Ventura Sweep Threshold has the meaning ascribed to it in Section 1.5(c).

                     Warrant means a certain warrant issued in favor of Prentice allowing it to purchase 5,000,000 shares of common stock of Borrower at a per share exercise price of $0.75, which warrant shall be exercisable for a term of five (5) years from the Closing Date.

                     Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of Borrower, such words are intended to signify that such Borrower has actual knowledge or awareness of a particular fact or circumstance or that such Borrower, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance. Definitions of agreements and instruments in Annex A shall mean and refer to such agreement and instruments as amended, modified, supplemented, restated, substituted, or replaced from time to time, in accordance with their respective terms and the terms of this Agreement and the other Loan Documents.

ANNEX B
to
BRIDGE LOAN CREDIT AGREEMENT

PRO RATA SHARES AND COMMITMENT AMOUNTS

Loans Equal to $17,000,000 in the Aggregate

Lender	Commitment Amount	Commitment Percentage
PFLM, LLC	$17,000,000	100.0000%

Total:	$17,000,000	100.0000%

EXHIBIT 1.1(b)

FUNDING ACCOUNT

City National Bank
400 North Roxbury Drive, Beverly Hills, CA 90210
Beneficiary: First Look Media, Inc.
Routing Number: 122016066
Account Number: 001-120891
SWIFT: CINAUS6L

EXHIBIT 1.4

PAYMENT ACCOUNT

[TO BE SUPPLIED BY AGENT]

EXHIBIT 1.4

FORM OF WARRANT

Void after 5:00 p.m. New York Time on March 20, 2011
Warrant to purchase 5,000,000 Shares of Common Stock

WARRANT TO PURCHASE COMMON STOCK

OF

FIRST LOOK STUDIOS, INC.

THIS WARRANT, AND THE SECURITIES INTO WHICH IT IS EXERCISABLE (COLLECTIVELY, THE “SECURITIES”), HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE OFFERED OR SOLD UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT OR PURSUANT TO AVAILABLE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND THE COMPANY WILL BE PROVIDED WITH OPINION OF COUNSEL OR OTHER SUCH INFORMATION AS IT MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH EXEMPTIONS ARE AVAILABLE.

           FOR VALUE RECEIVED, FIRST LOOK STUDIOS. INC., a corporation organized under the laws of Delaware (the “Company”), grants the following rights to PFLM, LLC, a Delaware limited liability company and/or its assigns (the “Holder”):

ARTICLE 1.
DEFINITIONS

           Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in that certain Bridge Loan Credit Agreement by and between Company and the Holder and entered into on March 20, 2006 (the “Loan Agreement”). As used in this Agreement, the following terms shall have the following meanings:

           “Corporate Office” shall mean the office of the Company which at any particular time its principal business shall be administered.

           “Exercise Date” shall mean any date on which the Holder gives the Company a Notice of Exercise in the form attached hereto as Appendix I and in compliance with the terms of the Loan Agreement.

           “Exercise Price” shall mean the Fixed Price per share of Common Stock, subject to adjustment as provided herein.

           “Expiration Date” shall mean 5:00 p.m. (New York time) on March 20, 2011.

           “Fair Market Value” shall have the meaning set forth in Section 2.2(b).

           “Fixed Price” shall mean US $0.75.

          “Market Value” shall have the meaning set forth in Section 2.2(b).

           “SEC” shall mean the United States Securities and Exchange Commission.

           “Warrant Shares” shall mean the shares of the Common Stock exercise of this Warrant.

ARTICLE 2.
EXERCISE AND AGREEMENTS

           2.1 Exercise of Warrant: Sale of Warrant and Shares. (a) This Warrant shall entitle the Holder to purchase, at the Exercise Price, 5,000,000 shares of Common Stock. This Warrant shall be exercisable at any time any and from time to time the date hereof and prior to the Expiration Date (the “Exercise Period”). This Warrant and the right to purchase Warrant Shares hereunder shall expire and become void on the Expiration Date.

           2.2 Manner of Exercise.

           (a) The Holder may exercise this Warrant at any time and from time to time during Exercise Period, in whole or in part (but not in denominations of fewer than 10,000 Warrant Shares, except upon an exercise of this Warrant with respect to the remaining balance of Warrant Shares purchasable hereunder at the time of exercise), by delivering to the Escrow Agent pursuant to the Escrow Agreement (i) a duly executed Notice of Exercise in substantially the form attached as Appendix I hereto, (ii) the certificate representing the Warrants and (iii) a bank cashier’s or certified check for the aggregate Exercise Price of the Warrant Shares being purchased.

           (b) The Holder may, at its option, in lieu of paying for the Warrant Shares, exercise this Warrant by an exchange, in whole or in part (a “Warrant Exchange”), by delivery to the Escrow Agent of (i) a duly executed Notice of Exercise electing a Warrant Exchange and (ii) the certificate representing Warrant. In connection with any Warrant Exchange, the Holder shall he deemed to have paid for the Warrant Shares an amount equal to the Fair Market Value of each Warrant delivered, and the Warrants shall be deemed exercised for the amount so paid. For this purpose, the Fair Market Value of each Warrant is the difference between Market Value of a Share of Common Stock and the Exercise Price on the Exercise Date. “Market Value” shall mean the average Closing Bid Price of a share of Common Stock during the ten (10) trading days ending on the Exercise Date.

           2.3 Termination. All rights of the Holder in this Warrant, to the extent they have not been exercised, shall terminate on the Expiration Date.

           2.4 No Rights Prior to Exercise. This Warrant shall not entitle the Holder to any voting or other rights as a stockholder of the Company with respect to the shares represented by this Warrant only. Nothing contained herein shall operate to limit in any way Holder’s rights as a stockholder as to any other shares it may hold.

           2.5 Fractional Shares. No fractional shares shall be issuable upon exercise of this Warrant, and the number of Warrant Share to be issued shall be rounded up to the nearest whole number. If, upon exercise of this Warrant, the Holder hereof would be entitled to receive any fractional share, the Company shall issue to the Holder one additional share of Common Stock in lieu of such fractional share.

           2.6 Escrow. The Company agrees to enter into the Escrow Agreement and to deposit with the Escrow Agent thereunder stock certificates registered in the name of the Holder, each representing a number of shares of Common Stock (in denominations specified by the Purchaser) equal, in the aggregate, to the total number of Warrant Shares for which this Warrant is exercisable, assuming exercise of this Warrant in full on the date hereof. The Company shall deposit additional certificates for Warrant Shares upon request by the Escrow Agent pursuant to the Escrow Agreement.

           2.7 Adjustments to Exercise Price and Number of Securities.

                     (a) Computation of Adiusted Exercise Price. In case the Company shall at any time after the date hereof and until this Warrant is fully exercised issue or sell any shares of Common Stock (other than the issuances or sales referred to in Section 2.7(f) hereof), including shares held in the Company’s treasury and shares of Common Stock issued upon the exercise of any options, rights or warrants to subscribe for shares of Common Stock and shares of Common Stock issued upon the direct or indirect conversion or exchange of securities for shares of Common Stock (excluding shares of Common Stock issuable upon exercise of options, warrants or conversion rights granted as of the date hereof), for a consideration per share less than the Exercise Price on the date immediately prior to issuance or sale of such shares, or without consideration, then forthwith upon such issuance or sale, the Exercise Price shall (until another such issuance or sale) be reduced to the price equal to the quotient derived by dividing (A) an amount equal to the sum of (X) the product of (a) the Exercise Price on the date immediately prior to the issuance or sale of such shares, multiplied by (b) the total number of shares of Common Stock outstanding immediately prior to such issuance or sale plus, (Y) the aggregate of the amount of all consideration, if any, received by the Company upon such sale, by (B) the total number of shares of Common Stock outstanding immediately after such issuance or sale; provided, however, that in no event shall the Exercise Price be adjusted pursuant to this computation to an amount in excess of the Exercise Price in effect immediately prior to such computation, except in the case of a combination of outstanding shares of Common Stock, as provided by Section 2.7(c) hereof.

           For the purposes of any computation to be made in accordance this Section 2.7(a) the following provisions shall be applicable:

(i) In case of the issuance or sale of shares of Common Stock for a consideration part or all of which shall be cash, the amount of cash consideration therefore shall be deemed to be the amount of cash received by the Company for such shares (or, if shares of Common Stock are offered by the Company for subscription, the subscription price, or if either of such securities shall be sold to underwriters or dealers for public offering without a subscription price, the initial public offering price) before deducting therefrom any compensation paid or discount allowed in the sale, underwriting or purchase thereof by underwriters or dealers or others performing similar services or any expenses in connection therewith.

           (ii) In case of the issuance or sale (otherwise than as a dividend or other distribution on any stock of the Company) of shares of Common Stock for a consideration part or all of which shall be other than cash, the amount of the consideration therefore other than cash shall be deemed to be the value of such consideration as determined in good faith by the Board of Directors of the Company.
           (iii) Shares of Common Stock issuable by way of dividend or other distribution on any stock of the Company shall be deemed to have been issued immediately after the opening of business on the day following the record date for the determination of stockholders entitled to receive such dividend or other distribution and shall be deemed to have been issued without consideration.
           (iv) The reclassification of securities of the Company other than shares of the Common Stock into securities including shares of Common Stock shall be deemed to involve the issuance of such shares of Common Stock for a consideration other than cash immediately prior to the close of the business on the date fixed for the determination of security holders entitled to receive such shares, and the value of the consideration allocable to such shares of Common Stock shall be determined as provided in subsection (ii) of this Section 2.7(a).
(v) The number of shares of Common Stock at any one time outstanding shall include the aggregate number of shares issued or issuable (subject to readjustment upon the actual issuance thereof) upon the exercise of options, rights, warrants and upon the conversion or exchange of convertible or exchangeable securities; provided, however, that shares issuable upon the exercise of the Warrants shall not be included in such calculation.

                     (b) Options; Rights; Warrants and Convertible and Exchangeable Securities. In case the Company shall at any time after the date hereof and until this Warrant is fully exercised issue options, rights or warrants to subscribe for shares of Common Stock, or issue any securities convertible into or exchangeable for shares of Common Stock, for a consideration per share less than the Exercise Price immediately prior to the issuance of such options, rights or warrants (excluding shares of Common Stock issuable upon exercise of options, warrants or conversion rights granted as of the date hereof and shares of Common Stock issuable upon exercise of stock options at or above the closing market price per share of Common Stock under any stock option plan of the Company), or such convertible or exchangeable securities, or without consideration, the Exercise Price in effect immediately prior to the issuance of such options, rights or warrants, or such convertible or exchangeable securities, as the case may be, shall be reduced to a price determined by making a computation in accordance with the provision of Section 2.7(a) hereof, provided that:

(i) The aggregate maximum number of shares of Common Stock, as the case may be, issuable under such options, rights or warrants shall be deemed to be issued, and for a consideration equal to the minimum purchase price per share provided for in such options, rights or warrants at the time of issuance plus the consideration (determined in the same manner as consideration received on the issue or sale of shares in accordance with the terms of the Warrants), if any, received by the Company for such options, rights or warrants and outstanding at the time such options, rights or warranties were issued,

(ii) The aggregate maximum number of shares of Common Stock issuable upon conversion or exchange of any convertible or exchangeable securities shall be deemed to be issued and outstanding at the time of issuance of such securities, and for a consideration equal to the consideration (determined in the same manner as consideration received on the issue or sale of shares of Common Stock in accordance with the terms of the Warrants) received by the Company for such securities, plus the minimum consideration, if any, receivable by the Company upon the conversation or exchange thereof,

(iii) If any change shall occur in the price per share provided for in any of the options, rights or warrants referred to in subsection (a) of this Section 2.7, or in the price per share at which the securities referred to in subsection (b) of this Section 2.7 are convertible or exchangeable, such options, rights or warrants or conversion or exchange rights, as the case may be, shall be deemed to have expired or terminated on the date when such price change became effective in respect of shares not theretofore issued pursuant to the exercise or conversion or exchange thereof, and the Company shall be deemed to have issued upon such date new options, rights or warrants or convertible or exchangeable securities at the new price in respect of the number of such options, rights or warrants or the conversion or exchange of such convertible or exchangeable securities,

(iv) If any options, rights or warrants referred to in subsection (a) of this Section 2.7, or any convertible or exchangeable securities referred to in subsection (b) of this Section 2.7, expire or terminate without exercise or conversion, as the case may be, then the Exercise Price of the remaining outstanding Warrant shall be readjusted as if such options, rights or warrants or convertible or exchangeable securities, as the case may be, had never been issued.

                     (c) Subdivision and Combination. In case the Company shall at any time subdivide or combine the outstanding shares of Common Stock, the Exercise Price shall forthwith be proportionately decreased in the case of subdivision or increased in the case of combination.

                     (d) Adjustment in Number of Securities. Upon each adjustment of the Exercise Price pursuant to the provisions of this Section 2.7, the number of Warrant Shares issuable upon the exercise of each Warrant shall be adjusted to nearest whole number by multiplying a number equal to the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares issuable upon exercise of the Warrants immediately prior to such adjustment and dividing the product so obtained by the adjusted Exercise Price.

                     (e) Merger or Consolidation. In case of any consolidation of the Company with, or merger of the Company with, or merger of the Company into, another corporation (other than a consolidation or merger which does not result in any reclassification or change of the outstanding Common Stock), the corporation formed by such consolidation or merger shall execute and deliver to the Holder a supplemental warrant agreement providing that the Holder of each Warrant then outstanding or to be outstanding shall have the right thereafter (until the expiration of such Warrant) to receive, upon exercise of such Warrant, the kind and amount of shares of stock and other securities and property (except in the event the property is cash, then the Holder shall have the right to exercise the Warrant and receive cash in the same manner as other stockholders) receivable upon such consolidation or merger, by a holder of the number of shares of Common Stock of the Company for which such warrant might have been exercised immediately prior to such consolidation, merger, sale or transfer. Such supplemental warrant agreement shall provide for adjustments which shall be identical to the adjustments provided in Section 2.7. The foregoing provisions of this paragraph (e) shall similarly apply to successive consolidations or mergers.

                     (f) No Adjustment of Exercise Price in Certain Cases. No adjustments of the Exercise Price shall be made (i) upon the issuance of the Warrant Shares, (ii) upon the exercise of any options, rights, or warrants outstanding as of the date of the Loan Agreement, or (iii) shares of Common Stock pursuant to any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, officer or director for services provided to the Company.

           2.8 Registration Rights. The Holder shall have the registration rights in that certain Investor Registration Rights Agreement, dated as of November 10, 2005, between and among the Company, Buyer, and Highgate House Funds, Ltd. (the “Investor Registration Rights Agreement”).

ARTICLE 3
MISCELLANEOUS

           3.1 Transfer. This Warrant may not be offered, sold, transferred, pledged, assigned, hypothecated or otherwise disposed of, in whole or in part, at any time, except in compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of an investment representation letter and a legal opinion reason satisfactory to the Company).

           3.2 Transfer Procedure. Subject to the provisions of Section 3.1, the Holder may transfer or assign this Warrant by giving the Company notice setting forth the name, address and taxpayer identification number of the transferee or assignee, if applicable (the “Transferee”), and surrendering this Warrant to the Company for reissuance to the Transferee and, in the event of a transfer or assignment of this Warrant in part, the Holder. (Each of the person or entitles in whose name any such new Warrant shall be issued are herein referred to as a “Holder”).

           3.3 Loss; Theft; Destruction or Mutilation. If this Warrant shall become mutilated or defaced or be destroyed, lost or stolen, the Company shall execute and deliver a new Warrant in exchange for and upon surrender and cancellation of such mutilated or defaced Warrant or in lieu of an in substitution for such Warrant so destroyed, lost or stolen, upon the Holder filing with the Company an affidavit that such Warrant has been so mutilated, defaced, destroyed, lost or stolen. However, the Company shall be entitled, as a condition to the execution and delivery of such new Warrant, to demand reasonably acceptable indemnity to it and payment of the expenses and charges incurred in connection with the delivery of such new Warrant. Any Warrant so surrendered to the Company shall be canceled.

           3.4 Notices. All notices and other communications from the Company to the Holder or vice versa shall be deemed delivered and effective when given personally, by facsimile transmission with the confirmation sheet at such address and/or facsimile number as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or the Holder from time to time.

           3.5 Waiver. This Warrant and any term hereof may be changed, waived, or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

           3.6 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its principles regarding conflicts of law. Any action to enforce the terms of this Warrant shall be exclusively heard in the county, state and federal Courts of New York and Country of the United States of America.

           3.7 Signature. In the event that any signature on this Warrant is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same, with the same force and effect as if such facsimile signature page were an original thereof.

           3.8 Legal Fees. In the event any Person commences a legal action or proceeding to enforce its rights under this Warrant, the non-prevailing party to such action or proceeding shall pay all reasonable and necessary costs and expenses (including reasonable and necessary attorneys’ fees) incurred in enforcing such rights.

Dated: March 20, 2006

FIRST LOOK STUDIOS, INC.

By:
        Name:
        Title:

Attest:
        Name:
        Title:

ANNEX A

EXERCISE PROCEDURES

                     1. At any time and from time to time during the term of the Warrant, Holder may deliver to the Escrow Agent written notice (a “Exercise Notice”) that it has elected to exercise in whole or in part the Warrant to purchase shares of Common Stock of the Company in accordance with the terms of the Warrant, and the Exercise Notice shall be in the form annexed as Exhibit A to the Warrant. A fee of U.S. $50.00, payable by the Holder, shall accompany every Exercise Notice delivered to the Escrow Agent.

                     2. The Holder shall send by fax or e-mail the executed Exercise Notice to the Escrow Agent (with a copy to the Company) by 4:00 p.m. New York time at least one (1) business day prior to the Exercise Date (as defined in the Warrant). The Escrow Agent shall send the Exercise Notice by facsimile or e-mail address to the Company by the end of the business day on the day received, assuming received by 6:00 p.m. New York time and if thereafter on the next business day, at the facsimile telephone number or email address, as the case may be, of the principal place of business of the Company. Each Exercise Notice price adjustment under Section 2.7 of the Warrant shall be given by facsimile addressed to the Holder of Warrant at the facsimile telephone number of such Holder appearing on the books of the Company as provided to the Company by such Holder for the purpose of such Exercise Notice price adjustment, with a copy to the Escrow Agent. Any such notice shall be deemed given and effective upon the transmission of such facsimile or email at the facsimile telephone number or e-mail address, as the case may be, specified in this paragraph 2 (with printed confirmation of transmission). In the event that the Escrow Agent receives the Exercise Notice after 4:00 p.m. New York time, the Exercise Notice shall be deemed to have been received on the next business day. In the event that the Company receives the Exercise Notice after the end of the business day, notice will be deemed to have been given the next business day.

                     3. The Company shall have one (1) business day from transmission of the Exercise Notice by the Escrow Agent to object only to the calculation of the number of Escrow Shares to be released. If the Company fails to object to the calculation of the number of Escrow Shares to be released within said time, then the Company shall be deemed to have waived any objections to said calculation. The Company’s only basis for any objection hereunder shall be to the calculation of the number of Escrow Shares to be released. If the Escrow Agent does not receive said objection notice within the time period set forth above from the Company, and provided that the Purchaser does not revoke such Exercise Notice, the Escrow Agent shall release from escrow and deliver to the Holder certificates or instruments representing the number of Escrow Shares issuable to the Holder in accordance with such Exercise Notice on the second business day from the receipt by the Company of the Exercise Notice. In the event that the certificates evidencing the Escrow Shares held by the Escrow Agent are not in denominations appropriate for such delivery to the Holder, the Escrow Agent shall request the Company to cause its transfer agent and registrar to reissue certificates in smaller denominations. The Escrow Agent shall, however, immediately release to the requesting Holder certificates representing such lesser number of shares as the denominations in its possession will allow that is closest to but no more than the actual number to be released to such Holder. Upon receipt of the reissued shares in lesser denominations from the Company’s transfer agent, the Escrow Agent shall release to such Holder the balance of the shares due to such Holder.

                     4. The Holder shall send the original Warrant and Exercise Notice to the Escrow Agent via FedEx or other commercial overnight courier, along with a fee of $50.00, instructions regarding names and amount of certificates for the issuance of the Escrow Shares, and, if the exercise is not in full, instructions as to the re-issuance of the balance of the Warrant; provided, however, that if the Escrow Agent is holding the Warrant, then the Exercise Notice may be faxed or e-mailed and the fee may be transmitted via wire transfer to the Escrow Agent. The Escrow Agent shall deliver the foregoing to the Company within one (1) business day of the Escrow Agent’s receipt thereof. In the event that the Escrow Agent has custody of the Warrant, the Escrow Agent shall notify the Company and the Holder in writing of the balance of the Warrant remaining and the Company and the Holder shall acknowledge such notice in writing, in lieu of issuance of a new Warrant for the balance.

                     5. If the Company will be issuing a new Warrant, it will send such new Warrant to the Escrow Agent by overnight courier within five (5) business days of its receipt of the original Warrant and Exercise Notice. The Escrow Agent shall send the required Escrow Shares to the Holder in accordance with Holder’s instructions within one (1) business day of receipt of the Exercise Notice and will send the new Warrant (if any) to the Holder upon receipt.

                     6. The Escrow Agent agrees to notify the Company in writing by facsimile of email each time the Escrow Agent releases Escrow Shares to the Holder, such notice to be given at least one (1) business day prior to such release.

                     7. Subject to the provisions of and any limitations set forth in the Loan Agreement or the Warrant, the Company agrees that, at any time the Exercise Price of the Warrant are such that the number of Escrow Shares with respect to the Warrant is less than two (2) times the number of shares of Common Stock that would be needed to satisfy full Exercise of all of the Warrant given the then current Exercise Price (the “Full Exercise Shares”), upon five (5) business days written notice of such circumstance to the Company by a Holder and/or Escrow Agent, it will issue additional share certificates, in the names of all Holders and deliver same to the Escrow Agent, such that the new number of Escrow Shares with respect to the Warrant is equal to two (2) times the Full Exercise Shares.

ANNEX B

           1. Form D. The Company agrees to file a Form D with respect to the Warrant and Escrow Shares, as required under Regulation D and to provide a copy thereof to Buyer promptly after such filing. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary to qualify the Warrant and Escrow Shares, or obtain an exemption for the Warrant and Escrow Shares for sale to the Buyers at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of any such action so taken to the Buyer on or prior to the Closing Date.

           2. Reporting Status. Commencing on the effectiveness of the registration statement filed with the SEC pursuant to the terms of that certain Investor Registration Rights Agreement, dated as of November 10, 2005, between and among the Company, Buyer, and Highgate House Funds, Ltd. (the “Investor Registration Rights Agreement”), and until the earlier of (i) the date as of which the Buyer may sell all of the Escrow Shares and the Warrant without restriction pursuant to Rule 144(k) promulgated under the Securities Act (or successor thereto), or (ii) the date on which (A) the Buyer shall have sold all the Escrow Shares or the Warrant and (B) no portion of the Warrant is outstanding (the “Registration Period”), the Company shall file in a timely manner all reports required to be filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the regulations of the SEC thereunder, and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination.

           3. Reservation of Shares. The Company shall take all action reasonably necessary to at all times have authorized, and reserved for the purpose of issuance, that number of shares of Common Stock equal to a multiple of two (2) times the number of shares of Common Stock into which the Warrant is from time to time exercisable unless a change in such multiple is agreed to in writing by the Buyer and the Company. If at any time the Company does not have available such number of authorized and unissued shares of Common Stock as shall from time to time be sufficient to effect the issuance of all of the Escrow Shares, upon the exercise of the entire stated amount of the Warrant, the Company shall call and hold a special meeting of the stockholders within sixty (60) days of such occurrence, for the sole purpose of increasing the number of shares authorized. The Company’s management shall recommend to the stockholders to vote in favor of increasing the number of shares of Common Stock authorized. Management shall also vote all of its shares in favor of increasing the number of authorized shares of Common Stock.

           4. Listings or Quotation. The Company shall use its best efforts, after the effectiveness of the registration statement pursuant to the Investor Registration Rights Agreement, to promptly secure the listing or quotation of the Conversion Shares, including the Escrow Shares, and the Warrant Shares, upon a national securities exchange, automated quotation system or The National Association of Securities Dealers Inc.’s Over-The-Counter Bulletin Board (“OTCBB”) or other market, if any, upon which shares of Common Stock are then listed or quoted (subject to official notice of issuance) and shall use its best efforts to maintain, so long as any other shares of Common Stock shall be so listed, such listing of all Escrow Shares from time to time issuable under the terms of the Warrant. The Company shall maintain the Common Stock’s authorization for quotation on the OTCBB.

           5. Registration Statement. The Company shall be solely responsible for the contents of the registration statement, prospectus or other filing made with the SEC or otherwise used in the offering of the Company’s securities (except as such disclosure relates solely to the Buyer and then only to the extent that such disclosure conforms with information furnished in writing by the Buyer to the Company), even if the Buyer or its agents as an accommodation to the Company participate or assist in the preparation of the registration statement, prospectus or other SEC filing. The Company shall retain its own legal counsel to review, edit, confirm and do all things such counsel deems necessary or desirable to the registration statement, prospectus or other SEC filing to ensure that it does not contain an untrue statement or alleged untrue statement of material fact or omit or alleged to omit a material fact necessary to make the statements made therein, in light of the circumstances under which the statements were made, not misleading.

           6. Corporate Existence. So long as any of the Warrant remains outstanding, and except as otherwise provided in the Loan Agreement, the Company shall not directly or indirectly consummate any merger, reorganization, restructuring, reverse stock split consolidation, sale of all or substantially all of the Company’s assets or any similar transaction or related transactions (each such transaction, an “Organizational Change”) unless, prior to the consummation of an Organizational Change, the Company obtains the written consent of Buyer. In any such case, the Company will make appropriate provision with respect to such holder’s rights and interests to insure that the provisions of this Annex B will thereafter be applicable to the Warrant.

           7. Transactions With Affiliates. So long as any Warrant is outstanding, the Company shall not, and shall cause each of its subsidiaries not to, enter into, amend, modify or supplement, or permit any subsidiary to enter into, amend, modify or supplement any agreement, transaction, commitment, or arrangement with any of its or any subsidiary’s officers, directors, person who were officers or directors at any time during the previous two (2) years, stockholders who beneficially own five percent (5%) or more of the Common Stock, or Affiliates (as defined below) or with any individual related by blood, marriage, or adoption to any such individual or with any entity in which any such entity or individual owns a five percent (5%) or more beneficial interest (each a “Related Party”), except for (a) customary employment arrangements and benefit programs on reasonable terms, (b) any investment in an Affiliate of the Company, (c) any agreement, transaction, commitment, or arrangement on an arms-length basis on terms no less favorable than terms which would have been obtainable from a person other than such Related Party, (d) any agreement transaction, commitment, or arrangement which is approved by a majority of the disinterested directors of the Company, for purposes hereof, any director who is also an officer of the Company or any subsidiary of the Company shall not be a disinterested director with respect to any such agreement, transaction, commitment, or arrangement. “Affiliate” for purposes hereof means, with respect to any person or entity, another person or entity that, directly or indirectly, (i) has a ten percent (10%) or more equity interest in that person or entity, (ii) has ten percent (10%) or more common ownership with that person or entity, (iii) controls that person or entity, or (iv) shares common control with that person or entity. “Control” or “controls” for purposes hereof means that a person or entity has the power, direct or indirect, to conduct or govern the policies of another person or entity.

           8. Transfer Agent. The Company covenants and agrees that, in the event that the Company’s agency relationship with the transfer agent should be terminated for any reason prior to a date which is two (2) years after the Closing Date, the Company shall immediately appoint a new transfer agent and shall require that the new transfer agent execute and agree to be bound by the terms of the Irrevocable Transfer Agent Instructions (as defined herein).

           9. Restriction on Issuance of the Capital Stock. Provided that any of the following actions does not require Board or shareholder consent and so long as any Warrants or the Warrants are outstanding, the Company shall not, without the prior written consent of the Buyer, (i) issue or sell shares of Common Stock or Preferred stock without consideration or for a consideration per share less than the Closing Bid Price of the Common Stock determined immediately prior to its issuance, (ii) issue any warrant, option, right, contract, call, or other security instrument granting the holder thereof, the right to acquire Common Stock without consideration or for a consideration less than such Common Stock’s Closing Bid Price determined immediately prior to its issuance, (iii) enter into any security instrument granting the holder a security interest in any and all assets of the Company, or (iv) file any registration statement on Form S-8, provided that (x) such shares are not issued without consideration or for a consideration less than the Common Stock’s Market Value on the date of issuance, and (y) such Form S-8 registration statement is not filed prior to ninety (90) days following the effectiveness of the registration statement. “Closing Bid Price” on any day shall be the closing bid price for a share of Common Stock on such date on the OTCBB (or such other exchange, market, or other system that the Common Stock is then traded on), as reported on Bloomberg, L.P. (or similar organization or agency succeeding to its functions of reporting prices).

           10. Resales Absent Effective Registration Statement. The Buyer understands and acknowledges that (i) the agreements contemplated hereby may require the Company to issue and deliver Escrow Shares to the Buyer with legend restricting their transferability under the Securities Act, and (ii) it is aware that resales of such Escrow Shares may not be made unless, at the time of resale, there is an effective registration statement under the Securities Act covering such Buyer’s resale(s) or an applicable exemption from registration,

           11. Legend. Certificates evidencing the Warrant and Escrow Shares shall not contain any legend (including the legend set forth above), (A) while a registration statement covering the resale of such security is effective under the Securities Act (provided, however, that the Buyer’s prospectus delivery requirements under the Securities Act will remain applicable), or (B) following any sale of such Warrants and/or Escrow Shares pursuant to Rule 144, or (C) if such Warrants and/or Escrow Shares are eligible for sale under Rule 144(k), or (D) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the Staff of the SEC). The Company shall cause its counsel to issue a legal opinion to the Company’s transfer agent promptly after the effective date of any registration statement (the “Effective Date”) if required by the Company’s transfer agent to effect the removal of the legend hereunder. The Company agrees that following the Effective Date or at such time as such legend is no longer required under this Section 4(o), it will, no later than three (3) trading days following the delivery by the Buyer to the Company or the Company’s transfer agent of a certificate representing Escrow Shares issued with a restrictive legend, deliver or cause to be delivered to such Buyer a certificate representing such Escrow Shares are free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge(s) the restrictions on transfer set forth herein.

           12. Pledge. The Company acknowledges and agrees that the Buyer may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Warrant and/or Escrow Shares to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and, if required under the terms of such arrangement, the Buyer may transfer pledged or secured Warrant and/or Escrow Shares to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. At the Buyer’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Warrant and/or Escrow Shares may reasonably request in connection with a pledge or transfer of the Warrant and/or Escrow Shares, including the preparation and filing of any required prospectus supplement under Rule 424(b)(3) of the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of selling stockholders thereunder.

           13. Press Release. In addition to any and all other public statements or disclosures made by the Company in its sole discretion, the Company will issue a press release and file a Current Report on Form 8-K with the SEC regarding the Closing of the purchase and sale of the Warrant on the date of the Closing. Notwithstanding the foregoing, the Company shall not publicly disclose the names of the Buyer, or include the names of the Buyer in any filing with the SEC, without the prior written consent of the Buyer, except (i) as required by federal securities law and (ii) to the extent such disclosure is required by law or regulations, in which case the Company shall provide the Buyer with prior notice of such disclosure permitted under subclause (i) or (ii). Furthermore, the Company covenants and agrees that neither it nor any other person acting on its behalf will provide the Buyer or their agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto the Buyer shall have executed a written agreement regarding the confidentiality and use of such information. The Company understands and confirms that the Buyer shall be relying on the foregoing representations in effecting transactions in securities of the Company. Stock Splits. Etc. The provisions of the Warrant shall be appropriately adjusted to reflect any stock split, stock divided, reverse stock split, reorganization or other similar event effected after the date hereof.

APPENDIX I

NOTICE OF EXERCISE

           l.       The undersigned hereby elects (please check the appropriate box and fill in the blank spaces):

|_| to purchase _____ shares of Common Stock, $.001 par value per share, of First Look Studios, Inc. at $0.75 per share for a total of $_____ and pursuant to the terms of the attached Warrant, and tenders herewith payment of the aggregate Exercise Price of such Warrant Shares in full; or

|_| to purchase _____ shares of Common Stock, $.001 par value per share, of First Look Studios, Inc. pursuant to the cashless exercise provision under Section 2.2(b) of the attached Warrant, and tenders herewith the number of Warrant Shares to purchase such Warrant Shares based upon the formula set forth in Section 2.2(b).

           2. Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned or in such other name as is specified below:

Dated:	By: Name: Title:

EXHIBIT 2.1(g)(2)

FORM OF AMENDED AND RESTATED WARRANT

Void after 5:00 p.m. New York Time on March 20, 2011
Warrant to Purchase 4,000,000 Shares of Common Stock

AMENDED AND RESTATED
WARRANT TO PURCHASE COMMON STOCK

OF

FIRST LOOK STUDIOS, INC.

THIS WARRANT, AND THE SECURITIES INTO WHICH IT IS EXERCISABLE (COLLECTIVELY, THE “SECURITIES”), HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE OFFERED OR SOLD UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT OR PURSUANT TO AVAILABLE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND THE COMPANY WILL BE PROVIDED WITH OPINION OF COUNSEL OR OTHER SUCH INFORMATION AS IT MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH EXEMPTIONS ARE AVAILABLE.

           FOR VALUE RECEIVED, FIRST LOOK STUDIOS. INC., a corporation organized under the laws of Delaware (the “Company”), grants the following rights to PFLM, LLC, a Delaware limited liability company and/or its assigns (the “Holder”):

ARTICLE 1.
DEFINITIONS

           Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in that certain Bridge Loan Credit Agreement by and between Company and the Holder and entered into on March 20, 2006 (the “Loan Agreement”). As used in this Agreement, the following terms shall have the following meanings:

           “Corporate Office” shall mean the office of the Company which at any particular time its principal business shall be administered.

           “Exercise Date” shall mean any date on which the Holder gives the Company a Notice of Exercise in the form attached hereto as Appendix 1 and in compliance with the terms of the Loan Agreement.

           “Exercise Price” shall mean the Fixed Price per share of Common Stock, subject to adjustment as provided herein.

           “Expiration Date” shall mean 5:00 p.m. (New York time) on March 20, 2011.

           “Fair Market Value” shall have the meaning set forth in Section 2.2(b).

           “Fixed Price” shall mean US $0.75.

           “Market Value” shall have the meaning set forth in Section 2.2(b).

           “SEC” shall mean the United Status Securities and Exchange Commission.

           “Warrant Shares” shall mean the shares of the Common Stock exercise of this Warrant.

ARTICLE 2.
EXERCISE AND AGREEMENTS

           2.1 Exercise of Warrant; Sale of Warrant and Shares. (a) This Warrant shall entitle the Holder to purchase, at the Exercise Price, 4,000,000 shares of Common Stock. This Warrant shall be exercisable at any time any and from time to time the date hereof and prior to the Expiration Date (the “Exercise Period”). This Warrant and the right to purchase Warrant Shares hereunder shall expire and become void on the Expiration Date.

                     (b) This Amended and Restated Warrant is intended to and shall be deemed to supercede and replace the warrant issued by the Company to the Holder upon the Closing of the Loan Agreement.

           2.2 Manner of Exercise.

           (a) The Holder may exercise this Warrant at any time and from time to time during Exercise Period, in whole or in part (but not in denominations of fewer than 10,000 Warrant Shares, except upon an exercise of this Warrant with respect to the remaining balance of Warrant Shares purchasable hereunder at the time of exercise), by delivering to the Escrow Agent pursuant to the Escrow Agreement (i) a duly executed Notice of Exercise in substantially the form attached as Appendix I hereto, (ii) the certificate representing the Warrants and (iii) a bank cashier’s or certified check for the aggregate Exercise Price of the Warrant Shares being purchased.

           (b) The Holder may, at its option, in lieu of paying for the Warrant Shares, exercise this Warrant by an exchange, in whole or in part (a “Warrant Exchange”), by delivery to the Escrow Agent of (i) a duly executed Notice of Exercise electing a Warrant Exchange and (ii) the certificate representing Warrant. In connection with any Warrant Exchange, the Holder shall be deemed to have paid for the Warrant Shares an amount equal to the Fair Market Value of each Warrant delivered, and the Warrants shall be deemed exercised for the amount so paid. For this purpose, the Fair Market Value of each Warrant is the difference between Market Value of a Share of Common Stock and the Exercise Price on the Exercise Date. “Market Value” shall mean the average Closing Bid Price of a share of Common Stock during the ten (10) trading days ending on the Exercise Date.

           2.3 Termination. All rights of the Holder in this Warrant, to the extent they have not been exercised, shall terminate on the Expiration Date.

           2.4 No Rights Prior to Exercise. This Warrant shall not entitle the Holder to any voting or other rights as a stockholder of the Company with respect to the shares represented by this Warrant only. Nothing contained herein shall operate to limit in any way Holder’s rights as a stockholder as to any other shares it may hold.

           2.5 Fractional Shares. No fractional shares shall be issuable upon exercise of this Warrant, and the number of Warrant Share to be issued shall be rounded up to the nearest whole number. If, upon exercise of this Warrant, the Holder hereof would be entitled to receive any fractional share, the Company shall issue to the Holder one additional share of Common Stock in lieu of such fractional share.

           2.6 Escrow. The Company agrees to enter into the Escrow Agreement and to deposit with the Escrow Agent thereunder stock certificates registered in the name of the Holder, each representing a number of shares of Common Stock (in denominations specified by the Purchaser) equal, in the aggregate, to the total number of Warrant Shares for which this Warrant is exercisable, assuming exercise of this Warrant in full on the date hereof. The Company shall deposit additional certificates for Warrant Shares upon request by the Escrow Agent pursuant to the Escrow Agreement.

           2.7 Adjustments to Exercise Price and Number of Securities.

                     (a) Computation of Adjusted Exercise Price. In case the Company shall at any time after the date hereof and until this Warrant is fully exercised issue or sell any shares of Common Stock (other than the issuances or sales referred to in Section 2.7(f) hereof), including shares held in the Company’s treasury and shares of Common Stock issued upon the exercise of any options, rights or warrants to subscribe for shares of Common Stock and shares of Common Stock issued upon the direct or indirect conversion or exchange of securities for shares of Common Stock (excluding shares of Common Stock issuable upon exercise of options, warrants or conversion rights granted as of the date hereof), for a consideration per share less than the Exercise Price on the date immediately prior to issuance or sale of such shares, or without consideration, then forthwith upon such issuance or sale, the Exercise Price shall (until another such issuance or sale) be reduced to the price equal to the quotient derived by dividing (A) an amount equal to the sum of (X) the product of (a) the Exercise Price on the date immediately prior to the issuance or sale of such shares, multiplied by (b) the total number of shares of Common Stock outstanding immediately prior to such issuance or sale plus, (Y) the aggregate of the amount of all consideration, if any, received by the Company upon such sale, by (B) the total number of shares of Common Stock outstanding immediately after such issuance or sale; provided, however, that in no event shall the Exercise Price be adjusted pursuant to this computation to an amount in excess of the Exercise Price in effect immediately prior to such computation, except in the case of a combination of outstanding shares of Common Stock, as provided by Section 2.7(c) hereof.

           For the purposes of any computation to be made in accordance this Section 2.7(a) the following provisions shall be applicable:

(i) In case of the issuance or sale of shares of Common Stock for a consideration part or all of which shall be cash, the amount of cash consideration therefore shall be deemed to be the amount of cash received by the Company for such shares (or, if shares of Common Stock are offered by the Company for subscription, the subscription price, or if either of such securities shall be sold to underwriters or dealers for public offering without a subscription price, the initial public offering price) before deducting therefrom any compensation paid or discount allowed in the sale, underwriting or purchase thereof by underwriters or dealers or others performing similar services or any expenses in connection therewith.

           (ii) In case of the issuance or sale (otherwise than as a dividend or other distribution on any stock of the Company) of shares of Common Stock for a consideration part or all of which shall be other than cash, the amount of the consideration therefore other than cash shall be deemed to be the value of such consideration as determined in good faith by the Board of Directors of the Company.
           (iii) Shares of Common Stock issuable by way of dividend or other distribution on any stock of the Company shall be deemed to have been issued immediately after the opening of business on the day following the record date for the determination of stockholders entitled to receive such dividend or other distribution and shall be deemed to have been issued without consideration.
           (iv) The reclassification of securities of the Company other than shares of the Common Stock into securities including shares of Common Stock shall be deemed to involve the issuance of such shares of Common Stock for a consideration other than cash immediately prior to the close of the business on the date fixed for the determination of security holders entitled to receive such shares, and the value of the consideration allocable to such shares of Common Stock shall be determined as provided in subsection (ii) of this Section 2.7(a).
(v) The number of shares of Common Stock at any one time outstanding shall include the aggregate number of shares issued or issuable (subject to readjustment upon the actual issuance thereof) upon the exercise of options, rights, warrants and upon the conversion or exchange of convertible or exchangeable securities; provided, however, that shares issuable upon the exercise of the Warrants shall not be included in such calculation.

                     (b) Options; Rights; Warrants and Convertible and Exchangeable Securities. In case the Company shall at any time after the date hereof and until this Warrant is fully exercised issue options, rights or warrants to subscribe for shares of Common Stock, or issue any securities convertible into or exchangeable for shares of Common Stock, for a consideration per share less than the Exercise Price immediately prior to the issuance of such options, rights or warrants (excluding shares of Common Stock issuable upon exercise of options, warrants or conversion rights granted as of the date hereof and shares of Common Stock issuable upon exercise of stock options at or above the closing market price per share of Common Stock under any stock option plan of the Company), or such convertible or exchangeable securities, or without consideration, the Exercise Price in effect immediately prior to the issuance of such options, rights or warrants, or such convertible or exchangeable securities, as the case may be, shall be reduced to a price determined by making a computation in accordance with the provision of Section 2.7(a) hereof, provided that:

(i) The aggregate maximum number of shares of Common Stock, as the case may be, issuable under such options, rights or warrants shall be deemed to be issued, and for a consideration equal to the minimum purchase price per share provided for in such options, rights or warrants at the time of issuance plus the consideration (determined in the same manner as consideration received on the issue or sale of shares in accordance with the terms of the Warrants), if any, received by the Company for such options, rights or warrants and outstanding at the time such options, rights or warranties were issued,

(ii) The aggregate maximum number of shares of Common Stock issuable upon conversion or exchange of any convertible or exchangeable securities shall be deemed to be issued and outstanding at the time of issuance of such securities, and for a consideration equal to the consideration (determined in the same manner as consideration received on the issue or sale of shares of Common Stock in accordance with the terms of the Warrants) received by the Company for such securities, plus the minimum consideration, if any, receivable by the Company upon the conversation or exchange thereof,

(iii) If any change shall occur in the price per share provided for in any of the options, rights or warrants referred to in subsection (a) of this Section 2.7, or in the price per share at which the securities referred to in subsection (b) of this Section 2.7 are convertible or exchangeable, such options, rights or warrants or conversion or exchange rights, as the case may be, shall be deemed to have expired or terminated on the date when such price change became effective in respect of shares not theretofore issued pursuant to the exercise or conversion or exchange thereof, and the Company shall be deemed to have issued upon such date new options, rights or warrants or convertible or exchangeable securities at the new price in respect of the number of such options, rights or warrants or the conversion or exchange of such convertible or exchangeable securities,

(iv) If any options, rights or warrants referred to in subsection (a) of this Section 2.7, or any convertible or exchangeable securities referred to in subsection (b) of this Section 2.7, expire or terminate without exercise or conversion, as the case may be, then the Exercise Price of the remaining outstanding Warrant shall be readjusted as if such options, rights or warrants or convertible or exchangeable securities, as the case may he, had never been issued.

                     (c) Subdivision and Combination. In case the Company shall at any time subdivide or combine the outstanding shares of Common Stock, the Exercise Price shall forthwith be proportionately decreased in the case of subdivision or increased in the case of combination.

                     (d) Adjustment in Number of Securities. Upon each adjustment of the Exercise Price pursuant to the provisions of this Section 2.7, the number of Warrant Shares issuable upon the exercise of each Warrant shall be adjusted to nearest whole number by multiplying a number equal to the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares issuable upon exercise of the Warrants immediately prior to such adjustment and dividing the product so obtained by the adjusted Exercise Price.

                     (e) Merger or Consolidation. In case of any consolidation of the Company with, or merger of the Company with, or merger of the Company into, another corporation (other than a consolidation or merger which does not result in any reclassification or change of the outstanding Common Stock), the corporation formed by such consolidation or merger shall execute and deliver to the Holder a supplemental warrant agreement providing that the Holder of each Warrant then outstanding or to be outstanding shall have the right thereafter (until the expiration of such Warrant) to receive, upon exercise of such Warrant, the kind and amount of shares of stock and other securities and property (except in the event the property is cash, then the Holder shall have the right to exercise the Warrant and receive cash in the same manner as other stockholders) receivable upon such consolidation or merger, by a holder of the number of shares of Common Stock of the Company for which such warrant might have been exercised immediately prior to such consolidation, merger, sale or transfer. Such supplemental warrant agreement shall provide for adjustments which shall be identical to the adjustments provided in Section 2.7. The foregoing provisions of this paragraph (e) shall similarly apply to successive consolidations or mergers.

                     (f) No Adjustment of Exercise Price in Certain Cases. No adjustments of the Exercise Price shall be made (i) upon the issuance of the Warrant Shares, (ii) upon the exercise of any options, rights, or warrants outstanding as of the date of the Loan Agreement, or (iii) shares of Common Stock pursuant to any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, officer or director for services provided to the Company.

           2.8 Registration Rights. The Holder shall have the registration rights in that certain Investor Registration Rights Agreement, dated as of November 10, 2005, between and among the Company, Buyer, and Highgate House Funds, Ltd. (the “Investor Registration Rights Agreement”).

ARTICLE 3.
MISCELLANEOUS

           3.1 Transfer. This Warrant may not be offered, sold, transferred, pledged, assigned, hypothecated or otherwise disposed of, in whole or in part, at any time, except in compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of an investment representation letter and a legal opinion reason satisfactory to the Company).

           3.2 Transfer Procedure. Subject to the provisions of Section 3.1, the Holder may transfer or assign this Warrant by giving the Company notice setting forth the name, address and taxpayer identification number of the transferee or assignee, if applicable (the “Transferee”), and surrendering this Warrant to the Company for reissuance to the Transferee and, in the event of a transfer or assignment of this Warrant in part, the Holder. (Each of the person or entitles in whose name any such new Warrant shall be issued are herein referred to as a “Holder”).

           3.3 Loss; Theft; Destruction or Mutilation. If this Warrant shall become mutilated or defaced or be destroyed, lost or stolen, the Company shall execute and deliver a new Warrant in exchange for and upon surrender and cancellation of such mutilated or defaced Warrant or in lieu of an in substitution for such Warrant so destroyed, lost or stolen, upon the Holder filing with the Company an affidavit that such Warrant has been so mutilated, defaced, destroyed, lost or stolen. However, the Company shall be entitled, as a condition to the execution and delivery of such new Warrant, to demand reasonably acceptable indemnity to it and payment of the expenses and charges incurred in connection with the delivery of such new Warrant. Any Warrant so surrendered to the Company shall be canceled.

           3.4 Notices. All notices and other communications from the Company to the Holder or vice versa shall be deemed delivered and effective when given personally, by facsimile transmission with the confirmation sheet at such address and/or facsimile number as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or the Holder from time to tome.

           3.5 Waiver. This Warrant and any term hereof may be changed, waived, or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

           3.6 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its principles regarding conflicts of law. Any action to enforce the terms of this Warrant shall be exclusively heard in the county, state and federal Courts of New York and Country of the United States of America.

           3.7 Signature. In the event that any signature on this Warrant is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same, with the same force and effect as if such facsimile signature page were an original thereof.

           3.8 Legal Fees. In the event any Person commences a legal action or proceeding to enforce its rights under this Warrant, the non-prevailing party to such action or proceeding shall pay all reasonable and necessary costs and expenses (including reasonable and necessary attorneys’ fees) incurred in enforcing such rights.

Dated: March 20, 2006

FIRST LOOK STUDIOS, INC.

By:
        Name:
        Title:

Attest:
        Name:
        Title:

ANNEX A

EXERCISE PROCEDURES

           1. At any time and from time to time during the term of the Warrant, Holder may deliver to the Escrow Agent written notice (a “Exercise Notice”) that it has elected to exercise in whole or in part the Warrant to purchase shares of Common Stock of the Company in accordance with the terms of the Warrant, and the Exercise Notice shall be in the form annexed as Exhibit A to the Warrant. A fee of U.S. $50.00, payable by the Holder, shall accompany every Exercise Notice delivered to the Escrow Agent.

           2. The Holder shall send by fax or e-mail the executed Exercise Notice to the Escrow Agent (with a copy to the Company) by 4:00 p.m. New York time at least one (1) business day prior to the Exercise Date (as defined in the Warrant). The Escrow Agent shall send the Exercise Notice by facsimile or e-mail address to the Company by the end of the business day on the day received, assuming received by 6:00 p.m. New York time and if thereafter on the next business day, at the facsimile telephone number or email address, as the case may be, of the principal place of business of the Company. Each Exercise Notice price adjustment under Section 2.7 of the Warrant shall be given by facsimile addressed to the Holder of Warrant at the facsimile telephone number of such Holder appearing on the books of the Company as provided to the Company by such Holder for the purpose of such Exercise Notice price adjustment, with a copy to the Escrow Agent. Any such notice shall be deemed given and effective upon the transmission of such facsimile or email at the facsimile telephone number or e-mail address, as the case may be, specified in this paragraph 2 (with printed confirmation of transmission). In the event that the Escrow Agent receives the Exercise Notice after 4:00 p.m. New York time, the Exercise Notice shall be deemed to have been received on the next business day. In the event that the Company receives the Exercise Notice after the end of the business day, notice will be deemed to have been given the next business day.

           3. The Company shall have one (1) business day from transmission of the Exercise Notice by the Escrow Agent to object only to the calculation of the number of Escrow Shares to be released. If the Company fails to object to the calculation of the number of Escrow Shares to be released within said time, then the Company shall be deemed to have waived any objections to said calculation. The Company’s only basis for any objection hereunder shall be to the calculation of the number of Escrow Shares to be released. If the Escrow Agent does not receive said objection notice within the time period set forth above from the Company, and provided that the Purchaser does not revoke such Exercise Notice, the Escrow Agent shall release from escrow and deliver to the Holder certificates or instruments representing the number of Escrow Shares issuable to the Holder in accordance with such Exercise Notice on the second business day from the receipt by the Company of the Exercise Notice. In the event that the certificates evidencing the Escrow Shares held by the Escrow Agent are not in denominations appropriate for such delivery to the Holder, the Escrow Agent shall request the Company to cause its transfer agent and registrar to reissue certificates in smaller denominations. The Escrow Agent shall, however, immediately release to the requesting Holder certificates representing such lesser number of shares as the denominations in its possession will allow that is closest to but no more than the actual number to be released to such Holder. Upon receipt of the reissued shares in lesser denominations from the Company’s transfer agent, the Escrow Agent shall release to such Holder the balance of the shares due to such Holder.

           4. The Holder shall send the original Warrant and Exercise Notice to the Escrow Agent via FedEx or other commercial overnight courier, along with a fee of $50.00, instructions regarding names and amount of certificates for the issuance of the Escrow Shares, and, if the exercise is not in full, instructions as to the re-issuance of the balance of the Warrant; provided, however, that if the Escrow Agent is holding the Warrant, then the Exercise Notice may be faxed or e-mailed and the fee may be transmitted via wire transfer to the Escrow Agent. The Escrow Agent shall deliver the foregoing to the Company within one (1) business day of the Escrow Agent’s receipt thereof. In the event that the Escrow Agent has custody of the Warrant, the Escrow Agent shall notify the Company and the Holder in writing of the balance of the Warrant remaining and the Company and the Holder shall acknowledge such notice in writing, in lieu of issuance of a new Warrant for the balance.

           5. If the Company will be issuing a new Warrant, it will send such new Warrant to the Escrow Agent by overnight courier within five (5) business days of its receipt of the original Warrant and Exercise Notice. The Escrow Agent shall send the required Escrow Shares to the Holder in accordance with Holder’s instructions within one (1) business day of receipt of the Exercise Notice and will send the new Warrant (if any) to the Holder upon receipt.

           6. The Escrow Agent agrees to notify the Company in writing by facsimile or email each time the Escrow Agent releases Escrow Shares to the Holder, such notice to be given at least one (1) business day prior to such release.

           7. Subject to the provisions of and any limitations set forth in the Loan Agreement or the Warrant, the Company agrees that, at any time the Exercise Price of the Warrant are such that the number of Escrow Shares with respect to the Warrant is less than two (2) times the number of shares of Common Stock that would be needed to satisfy full Exercise of all of the Warrant given the then current Exercise Price (the “Full Exercise Shares”), upon five (5) business days written notice of such circumstance to the Company by a Holder and/or Escrow Agent, it will issue additional share certificates, in the names of all Holders and deliver same to the Escrow Agent, such that the new number of Escrow Shares with respect to the Warrant is equal to two (2) times the Full Exercise Shares.

ANNEX B

           1. Form D. The Company agrees to file a Form D with respect to the Warrant and Escrow Shares, as required under Regulation D and to provide a copy thereof to Buyer promptly after such filing. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary to qualify the Warrant and Escrow Shares, or obtain an exemption for the Warrant and Escrow Shares for sale to the Buyers at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of any such action so taken to the Buyer on or prior to the Closing Date.

           2. Reporting Status. Commencing on the effectiveness of the registration statement filed with the SEC pursuant to the terms of that certain Investor Registration Rights Agreement, dated as of November 10, 2005, between and among the Company, Buyer, and Highgate House Funds, Ltd. (the “Investor Registration Rights Agreement”), and until the earlier of (i) the date as of which the Buyer may sell all of the Escrow Shares and the Warrant without restriction pursuant to Rule 144(k) promulgated under the Securities Act (or successor thereto), or (ii) the date on which (A) the Buyer shall have sold all the Escrow Shares or the Warrant and (B) no portion of the Warrant is outstanding (the “Registration Period”), the Company shall file in a timely manner all reports required to be filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the regulations of the SEC thereunder, and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination.

           3. Reservation of Shares. The Company shall take all action reasonably necessary to at all times have authorized, and reserved for the purpose of issuance, that number of shares of Common Stock equal to a multiple of two (2) times the number of shares of Common Stock into which the Warrant is from time to time exercisable unless a change in such multiple is agreed to in writing by the Buyer and the Company. If at any time the Company does not have available such number of authorized and unissued shares of Common Stock as shall from time to time be sufficient to effect the issuance of all of the Escrow Shares, upon the exercise of the entire stated amount of the Warrant, the Company shall call and hold a special meeting of the stockholders within sixty (60) days of such occurrence, for the sole purpose of increasing the number of shares authorized. The Company’s management shall recommend to the stockholders to vote in favor of increasing the number of shares of Common Stock authorized. Management shall also vote all of its shares in favor of increasing the number of authorized shares of Common Stock.

           4. Listings or Quotation. The Company shall use its best efforts, after the effectiveness of the registration statement pursuant to the Investor Registration Rights Agreement, to promptly secure the listing or quotation of the Conversion Shares, including the Escrow Shares, and the Warrant Shares, upon a national securities exchange, automated quotation system or The National Association of Securities Dealers Inc.’s Over-The-Counter Bulletin Board (“OTCBB”) or other market, if any, upon which shares of Common Stock are then listed or quoted (subject to official notice of issuance) and shall use its best efforts to maintain, so long as any other shares of Common Stock shall be so listed, such listing of all Escrow Shares from time to time issuable under the terms of the Warrant. The Company shall maintain the Common Stock’s authorization for quotation on the OTCBB.

           5. Registration Statement. The Company shall be solely responsible for the contents of the registration statement, prospectus or other filing made with the SEC or otherwise used in the offering of the Company’s securities (except as such disclosure relates solely to the Buyer and then only to the extent that such disclosure conforms with information furnished in writing by the Buyer to the Company), even if the Buyer or its agents as an accommodation to the Company participate or assist in the preparation of the registration statement, prospectus or other SEC filing. The Company shall retain its own legal counsel to review, edit, confirm and do all things such counsel deems necessary or desirable to the registration statement, prospectus or other SEC filing to ensure that it does not contain an untrue statement or alleged untrue statement of material fact or omit or alleged to omit a material fact necessary to make the statements made therein, in light of the circumstances under which the statements were made, not misleading.

           6. Corporate Existence. So long as any of the Warrant remains outstanding, and except as otherwise provided in the Loan Agreement, the Company shall not directly or indirectly consummate any merger, reorganization, restructuring, reverse stock split consolidation, sale of all or substantially all of the Company’s assets or any similar transaction or related transactions (each such transaction, an “Organizational Change”) unless, prior to the consummation of an Organizational Change, the Company obtains the written consent of Buyer. In any such case, the Company will make appropriate provision with respect to such holder’s rights and interests to insure that the provisions of this Annex B will thereafter be applicable to the Warrant.

           7. Transactions With Affiliates. So long as any Warrant is outstanding, the Company shall not, and shall cause each of its subsidiaries not to, enter into, amend, modify or supplement, or permit any subsidiary to enter into, amend, modify or supplement any agreement, transaction, commitment, or arrangement with any of its or any subsidiary’s officers, directors, person who were officers or directors at any time during the previous two (2) years, stockholders who beneficially own five percent (5%) or more of the Common Stock, or Affiliates (as defined below) or with any individual related by blood, marriage, or adoption to any such individual or with any entity in which any such entity or individual owns a five percent (5%) or more beneficial interest (each a “Related Party”), except for (a) customary employment arrangements and benefit programs on reasonable terms, (b) any investment in an Affiliate of the Company, (c) any agreement, transaction, commitment, or arrangement on an arms-length basis on terms no less favorable than terms which would have been obtainable from a person other than such Related Party, (d) any agreement transaction, commitment, or arrangement which is approved by a majority of the disinterested directors of the Company, for purposes hereof, any director who is also an officer of the Company or any subsidiary of the Company shall not be a disinterested director with respect to any such agreement, transaction, commitment, or arrangement. “Affiliate” for purposes hereof means, with respect to any person or entity, another person or entity that, directly or indirectly, (i) has a ten percent (10%) or more equity interest in that person or entity, (ii) has ten percent (10%) or more common ownership with that person or entity, (iii) controls that parson or entity, or (iv) shares common control with that person or entity. “Control” or “controls” for purposes hereof means that a person or entity has the power, direct or indirect, to conduct or govern the policies of another person or entity.

           8. Transfer Agent. The Company covenants and agrees that, in the event that the Company’s agency relationship with the transfer agent should be terminated for any reason prior to a date which is two (2) years after the Closing Date, the Company shall immediately appoint a new transfer agent and shall require that the new transfer agent execute and agree to be bound by the terms of the Irrevocable Transfer Agent Instructions (as defined herein).

           9. Restriction on Issuance of the Capital Stock. Provided that any of the following actions does not require Board or shareholder consent and so long as any Warrants or the Warrants are outstanding, the Company shall not, without the prior written consent of the Buyer, (i) issue or sell shares of Common Stock or Preferred stock without consideration or for a consideration per share less than the Closing Bid Price of the Common Stock determined immediately prior to its issuance, (ii) issue any warrant, option, right, contract, call, or other security instrument granting the holder thereof, the right to acquire Common Stock without consideration or for a consideration less than such Common Stock’s Closing Bid Price determined immediately prior to its issuance, (iii) enter into any security instrument granting the holder a security interest in any and all assets of the Company, or (iv) file any registration statement on Form S-8, provided that (x) such shares are not issued without consideration or for a consideration less than the Common Stock’s Market Value on the date of issuance, and (y) such Form S-8 registration statement is not filed prior to ninety (90) days following the effectiveness of the registration statement. “Closing Bid Price” on any day shall be the closing bid price for a share of Common Stock on such date on the OTCBB (or such other exchange, market, or other system that the Common Stock is then traded on), as reported on Bloomberg, L.P. (or similar organization or agency succeeding to its functions of reporting prices).

           10. Resales Absent Effective Registration Statement. The Buyer understands and acknowledges that (i) the agreements contemplated hereby may require the Company to issue and deliver Escrow Shares to the Buyer with legend restricting their transferability under the Securities Act, and (ii) it is aware that resales of such Escrow Shares may not be made unless, at the time of resale, there is an effective registration statement under the Securities Act covering such Buyer’s resale(s) or an applicable exemption from registration.

           11. Legend. Certificates evidencing the Warrant and Escrow Shares shall not contain any legend (including the legend set forth above), (A) while a registration statement covering the resale of such security is effective under the Securities Act (provided, however, that the Buyer’s prospectus delivery requirements under the Securities Act will remain applicable), or (B) following any sale of such Warrants and/or Escrow Shares pursuant to Rule 144, or (C) if such Warrants and/or Escrow Shares are eligible for sale under Rule 144(k), or (D) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the Staff of the SEC). The Company shall cause its counsel to issue a legal opinion to the Company’s transfer agent promptly after the effective date of any registration statement (the “Effective Date”) if required by the Company’s transfer agent to effect the removal of the legend hereunder. The Company agrees that following the Effective Date or at such time as such legend is no longer required under this Section 4(o), it will, no later than three (3) trading days following the delivery by the Buyer to the Company or the Company’s transfer agent of a certificate representing Escrow Shares issued with a restrictive legend, deliver or cause to be delivered to such Buyer a certificate representing such Escrow Shares are free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge(s) the restrictions on transfer set forth herein.

           12. Pledge. The Company acknowledges and agrees that the Buyer may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Warrant and/or Escrow Shares to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and, if required under the terms of such arrangement, the Buyer may transfer pledged or secured Warrant and/or Escrow Shares to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. At the Buyer’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Warrant and/or Escrow Shares may reasonably request in connection with a pledge or transfer of the Warrant and/or Escrow Shares, including the preparation and filing of any required prospectus supplement under Rule 424(6)(3) of the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of selling stockholders thereunder.

           13. Press Release. In addition to any and all other public statements or disclosures made by the Company in its sole discretion, the Company will issue a press release and file a Current Report on Form 8-K with the SEC regarding the Closing of the purchase and sale of the Warrant on the date of the Closing. Notwithstanding the foregoing, the Company shall not publicly disclose the names of the Buyer, or include the names of the Buyer in any filing with the SEC, without the prior written consent of the Buyer, except (i) as required by federal securities law and (ii) to the extent such disclosure is required by law or regulations, in which case the Company shall provide the Buyer with prior notice of such disclosure permitted under subclause (i) or (ii). Furthermore, the Company covenants and agrees that neither it nor any other person acting on its behalf will provide the Buyer or their agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto the Buyer shall have executed a written agreement regarding the confidentiality and use of such information. The Company understands and confirms that the Buyer shall be relying on the foregoing representations in effecting transactions in securities of the Company. Stock Splits, Etc. The provisions of the Warrant shall be appropriately adjusted to reflect any stock split, stock divided, reverse stock split, reorganization or other similar event effected after the date hereof.

APPENDIX I

NOTICE OF EXERCISE

           l. The undersigned hereby elects (please check the appropriate box and fill in the blank spaces):

|_| to purchase _____ shares of Common Stock, $.001 par value per share, of First Look Studios, Inc. at $0.75 per share for a total of $_____ and pursuant to the terms of the attached Warrant, and tenders herewith payment of the aggregate Exercise Price of such Warrant Shares in full; or

|_| to purchase ______ shares of Common Stock, $.001 par value per share, of First Look Studios, Inc. pursuant to the cashless exercise provision under Section 2.2(b) of the attached Warrant, and tenders herewith the number of Warrant Shares to purchase such Warrant Shares based upon the formula set forth in Section 2.2(b).

           2. Please issue a certificate or certificates representing said Warrant Shares ill the name of the undersigned or in such other name as is specified below:

Dated:	By: Name: Title:

EXHIBIT 8.1(a)

FORM OF ASSIGNEMENT AND ACCEPTANCE

ASSIGNMENT
AND ACCEPTANCE AGREEMENT

           THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT, dated ________ 200_ by and between ____________, a _________ corporation, as assignor (the “Assignor”) and _________, a _______________ corporation (the “Assignee”). This Assignment and Acceptance Agreement, between the Assignor and the Assignee is intended to be effective as of the Effective Date as set forth on Schedule 1 hereto and made a part hereof.

RECITALS

           Reference is made to that certain Bridge Loan Credit Agreement dated as of March _, 2006 (as amended, modified, supplemented and in effect from time to time, the “Loan Agreement”), among the borrower(s) party thereto and named therein (each may be referred to herein individually as a “Borrower” and collectively as the “Borrowers”), PFLM, LLC, individually as a lender, and as agent (“Agent”), and the financial institutions party thereto from time to time and named therein (collectively, the “Lenders”), and Assignor, as a Lender (sometimes referred to herein as the “Lender”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Loan Agreement. The Assignor and Assignee hereby agree as follows:

           1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date, an undivided interest (the “Assigned Interest”) in and to all the Assignor’s rights and obligations under the Loan Agreement respecting those, and only those, financing facilities contained in the Loan Agreement as are set forth on Schedule 1 (individually an “Assigned Facility”, and collectively the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1.

           2. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or any other instrument, document or agreement executed in conjunction therewith (collectively the “Ancillary Documents”) or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement, any Collateral thereunder or any of the Ancillary Documents furnished pursuant thereto, other than that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or any guarantor or the performance or observance by the Borrowers or any guarantor of any of its respective obligations under the Loan Agreement or any of the Ancillary Documents furnished pursuant thereto.

           3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance Agreement; (b) confirms that it has received a copy of the Loan Agreement, together with the copies of the most recent financial statements of the Borrowers, and such other documents and information as it has deemed appropriate to make its own credit analysis; (c) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will be bound by the provisions of the Loan Agreement and will perform in accordance with its terms all the obligations which by the terms of the Loan Agreement are required to be performed by it as Lender; and (f) if the Assignee is organized under the laws of a jurisdiction outside the United States, attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Loan Agreement or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty.

           4. Following the execution of this Assignment and Acceptance Agreement, such Agreement will be delivered to the Administrative Agent, for acceptance on behalf of the Lenders, and the Borrowers, effective as of the Effective Date.

           5. Upon such acceptance, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the assigned interest (including payments of principal, interest, fees and other amounts) to the Assignee, whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date. The Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date made by the Agent or with respect to the making of this assignment directly between themselves.

           6. From and after the Effective Date, (a) the Assignee shall be a party to the Loan Agreement and, to the extent provided in this Assignment and Transfer Agreement, have the rights and obligations of a Lender thereunder; and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance Agreement, relinquish its rights and be released from its obligations under the Loan Agreement.

           7. THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signatures Appear Next Page]

           IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance Agreement to be executed by their respective duly authorized officers identified on Schedule 1 hereto.

[_________________________] Assignor By:____________________________ Name: Its: [_________________________] Assignee By:____________________________ Name: Its:

ACCEPTED AND ACKNOWLEGED
THIS ___ DAY OF __________ ___ 200__:

PFLM, LLC
As Agent

By:_______________________________
          Name:
          Its: